UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
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Chesapeake Utilities Corporation
(Name of Registrant as Specified In Its Charter)

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Notice of 2017 Annual Meeting of Stockholders
Wednesday, May 3, 2017 ▪ 9:00 a.m. Eastern Time
The Board Room of PNC Bank, NA, 222 Delaware Avenue, 18th Floor, Wilmington, DE 19801

April 5, 2017

Dear Stockholder,

On May 3, 2017, Chesapeake Utilities Corporation (the "Company") will be holding its 2017 Annual Meeting of Stockholders (the "Meeting"). Stockholders of record at the close of business on March 10, 2017 will be asked to:

•	Elect four Class III directors named in the attached Proxy Statement;

•	Vote to amend the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 25,000,000 to 50,000,000; and

•	Cast a non-binding advisory vote for each of the following items:

◦	Approval of the compensation of the Company's named executive officers;

◦	Vote on the frequency for which the advisory vote to approve the compensation of the Company's named executive officers is taken; and

◦	Ratification of the appointment of the Company’s independent registered public accounting firm.
Stockholders will also transact any other business that is properly brought before the Meeting and any adjournment or postponement of the Meeting. For any other business that is properly brought before the Meeting, the appointed proxies are authorized to vote pursuant to their discretion.

Your vote is important and we encourage you to vote as soon as possible even if you plan to attend the Meeting. Please read the attached Proxy Statement for additional information on the matters you are being asked to vote on.
If you own shares through your bank, broker or other institution or in an account established under one of the Company’s deferred compensation plans, you will receive separate instructions on how you can vote the shares you own in those accounts.

Thank you for your investment in Chesapeake Utilities Corporation.

Sincerely,
James F. Moriarty
Senior Vice President, General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials. This Notice for the Annual Meeting of Stockholders to be held on May 3, 2017, the attached Proxy Statement, our 2016 Annual Report on Form 10-K, and directions to the Annual Meeting are available at www.chpk.com/proxymaterials.

909 Silver Lake Boulevard, Dover, DE 19904 ▪ www.chpk.com ▪ (888) 742-5275

Table of Contents

Proxy Summary	i

Proxy Statement	1

Voting Information	1

Proposal 1 - Election of Directors	3

Proposal 2 - Amendment to the Company's Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock	9

Proposal 3 - Non-Binding Advisory Vote to Approve the Compensation of the Company's Named Executive Officers	10

Proposal 4 - Non-Binding Advisory Vote on the Frequency of Stockholder Advisory Votes to Approve the Compensation of the Company's Named Executive Officers	12

Proposal 5 - Non-Binding Advisory Vote to Ratify the Appointment of the Independent Registered Public Accounting Firm	13

Audit Committee Report	14

Fees and Services of Independent Registered Public Accounting Firm	15

Board of Directors and Its Committees	16

Corporate Governance	22

Stock Split	25

Ownership of Our Stock	26

Director Compensation	27

Report of the Compensation Committee on Compensation Discussion and Analysis	29

Compensation Discussion and Analysis	30

Executive Compensation	43

Equity Compensation Plan Information	51

Compensation Committee Interlocks and Insider Participation	51

Other Relevant Information	52

PROXY SUMMARY

The next several pages provide you with an overview of the sections within our Proxy Statement. You should consider all of the information available in the Proxy Statement prior to voting your shares. Additional information on Chesapeake Utilities Corporation's (the "Company") performance in 2016 can be found in our 2016 Annual Report on Form 10-K.
2017 Annual Meeting Information

Time and Date: 9:00 a.m. Eastern Time on Wednesday, May 3, 2017
Location: Board Room of PNC Bank, N.A., 222 Delaware Avenue, 18th Floor, Wilmington, Delaware 19801
Record Date: March 10, 2017
Voting: Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each other proposal to be voted on.
Voting Your Shares

We encourage you to vote by proxy, even if you plan to attend the 2017 Annual Meeting of Stockholders (the “Meeting”). Your vote is important. For your convenience, you can vote 24/7 by using any of the methods below. Please have your Proxy Card available when voting.
If you own shares through your bank, broker or other institution or in an account established under one of the Company’s deferred compensation plans, you will receive separate instructions on how you can vote the shares you own in those accounts.
Items of Business

Proposal Number	Description	Board of Directors' Vote Recommendation
1	Election of four Class III directors to serve three-year terms ending in 2020 and until their successors are elected and qualified.	FOR
2	Vote to amend the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 25,000,000 to 50,000,000.	FOR
3	Non-binding advisory vote to approve the compensation of the Company's named executive officers.	FOR
4	Non-binding advisory vote on the frequency of stockholder advisory votes to approve the compensation of the Company's named executive officers.	ONE YEAR
5	Non-binding advisory vote to ratify the appointment of the Company’s independent registered public accounting firm.	FOR

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement i

Election of Directors (Proposal 1)

Currently, the Company has 10 directors on its Board of Directors (the “Board”). The following table provides summary information about each director nominee standing for re-election to the Board. Upon recommendation of the Corporate Governance Committee, the Board nominated four incumbent directors - Thomas J. Bresnan, Ronald G. Forsythe, Jr., Dianna F. Morgan, and John R. Schimkaitis. Additional information for all of our directors, including these nominees, may be found beginning on page 4.

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships	Experience and Skills
Thomas J. Bresnan	64	2001	Owner and President, Accounting and Business School of the Rockies and Denver Accounting Services	Yes	Chair, Audit Committee Member, Investment Committee	• Executive Management • Sales and Marketing • Technology • Financial Expert
Ronald G. Forsythe, Jr.	48	2014	President and Chief Executive Officer, Quality Health Strategies	Yes	Member, Audit Committee	• Technology • Market Knowledge and Economic Development (Delmarva Peninsula) • Organizational Positioning • Financial Expert
Dianna F. Morgan	65	2008	Former Senior Vice President of Public Affairs and Human Resources, Walt Disney World Company	Yes	Chair, Compensation Committee	• Leadership Development and Organizational Culture • Customer Experience • Media Relations • Government Relations
John R. Schimkaitis	69	1996	Chair of the Board of Directors, Chesapeake Utilities Corporation	Yes	Chair, Investment Committee	• Executive Management • Leadership Development • Energy Industry • Market Knowledge (Delmarva Peninsula and Florida)

Vote to Amend the Company’s Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 25,000,000 to 50,000,000
(Proposal 2)

We are asking stockholders to vote to amend the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 25,000,000 to 50,000,000. The proposed increase in the authorized number of shares of common stock is intended to ensure that there will be a sufficient number of authorized but unissued shares available for issuance in the future for general corporate purposes, possible financing and other corporate transactions, and other purposes which the Board may determine are appropriate. Additional information regarding the proposed amendment to the Company's Amended and Restated Certificate of Incorporation may be found in Proposal 2 - Vote to Amend the Company's Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock From 25,000,000 to 50,000,000 on page 9.
Non-Binding Advisory Vote to Approve the Compensation of the Company's Named Executive Officers (Proposal 3)

We are asking stockholders to cast a non-binding, advisory vote to approve the compensation awarded to our named executive officers (or a "say-on-pay" vote). The Compensation Committee, which is comprised solely of independent directors, reviews executive compensation annually. The Compensation Committee has engaged Frederic W. Cook & Co., an independent compensation consultant, to advise the Committee on the executive compensation program. The executive compensation program focuses on aligning total compensation with our business objectives and performance to enable the Company to attract, retain and reward individuals who contribute to the long-term success of the Company and thus, increase stockholder value. Additional information regarding our executive compensation may be found in the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement.

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement ii

At the 2014 Annual Meeting of Stockholders, Chesapeake’s stockholders demonstrated their support of the compensation of our named executive officers by casting approximately 93.9 percent of "say-on-pay" votes in favor of our executive compensation.
Non-Binding Advisory Vote on the Frequency of Stockholder Advisory Votes to Approve the Compensation of the Company's Named Executive Officers (Proposal 4)

In addition to expressing your view on the compensation of our named executive officers as described in Proposal 3, we are requesting that stockholders vote, on a non-binding, advisory basis, on whether the Company should hold a "say-on-pay" vote every one, two or three years. You may also choose to abstain from voting on the matter. The Board of Directors believes that holding a "say-on-pay" vote every year is appropriate.
Non-Binding Advisory Vote to Ratify the Appointment of the Independent Registered Public Accounting Firm (Proposal 5)

We are asking stockholders to cast a non-binding advisory vote to ratify the appointment of Baker Tilly Virchow Krause, LLP (“Baker Tilly”) as our independent registered public accounting firm for 2017. Please refer to page 13 for additional details on the process the Audit Committee used to evaluate Baker Tilly’s qualifications, performance and independence. The table below provides a summary of the aggregate fees for professional services billed to the Company and its subsidiaries by Baker Tilly in 2016 and 2015.

Types of Fees	2016	2015
Audit Fees	$848,450	$767,176
Audit-Related Fees	$80,183	$54,238
Tax and Other Fees	$0	$0

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement iii

Corporate Governance Summary

The Board:
•
is comprised of 90 percent independent directors
•
is comprised of directors with a broad range of leadership, professional skills, and experience which, when taken as a whole, complement the nature of our business and support the Company’s long-term strategic focus
•
has active Board engagement with each director participating in 75 percent or more of the Board meetings held in 2016
•
ensures that the Company’s risk management framework is sufficient given the risks present in the Company’s business activities
•
regularly considers and addresses Board succession planning to ensure substantive expertise and experience are aligned with the Company's long-term strategic plan
•
adopted a policy that prohibits directors from serving on more than two public company boards in addition to the Company
•
adopted a director resignation policy in uncontested director elections
•
has access to senior management and independent advisors
•
engages in a comprehensive annual self-evaluation process, including the Chair of the Board and the Chair of the Corporate Governance Committee conducting one-on-one discussions with each director and implementing modifications to the evaluation methodology
•
approves director compensation arrangements that are designed to encourage performance that aligns the interests of directors with those of our stockholders

The Audit, Compensation, and Corporate Governance Committees:
•
are all comprised entirely of independent directors, with the Audit Committee comprised of four “financial experts”
•
annually review their Charters to ensure that they are continuously aligned with evolving Committee responsibilities
•
engage in comprehensive annual self-evaluation processes
•
have active Committee member engagement with all members of each such Committee participating in 75 percent or more of the respective Committee meetings held in 2016

Executive Compensation Summary

The Compensation Committee:
•
is comprised of independent directors who administer the Company's executive compensation program
•
retains an independent compensation consultant to advise the Committee on the executive compensation program and other compensation matters
•
annually reviews the executive compensation program to align the program with the Company's objectives
•
uses multiple performance measures in the cash and equity incentive plans that focus on both short-term performance as well as long-term execution of our strategic plan and shareholder return
•
considers peer group and benchmarking data in its review of the executive compensation program
•
does not change the elements of the executive compensation program significantly from year to year
•
retains discretion in administering awards and performance goals, and determining performance achievement
•
caps the maximum amount that can be earned for any performance period for an incentive award

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement iv

The Named Executive Officers:
•
have compensation that is tied to performance, thereby aligning a significant portion of executive compensation payouts with the interests of stockholders
•
are evaluated using a variety of quantitative metrics, including total shareholder return relative to a peer group, under the long-term incentive plan
•
are subject to a compensation recovery policy
•
participate in the same benefits that are available to other employees
•
have a cap on their life insurance benefit that is provided to employees of the Company
•
have no perquisites other than a Company vehicle that is available for personal use but which is treated as compensation
•
do not receive excise tax gross-up protections
•
do not receive additional compensation or additional future years of service under the non-qualified defined benefit pension plan
•
receive dividends on equity incentive awards only to the extent the awards are earned and in proportion to the shares actually earned
•
may not engage in hedging transactions and generally may not pledge any Company stock – no executive has hedged or pledged shares in 2016 or as of the date of this Proxy Statement
•
are subject to a double-trigger change-in-control vesting provision under the Company’s 2013 Stock and Incentive
Compensation Plan approved by stockholders in 2013

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement v

PROXY STATEMENT

The enclosed proxy materials are being sent at the request of the Board of Directors (the "Board") of Chesapeake Utilities Corporation (the "Company") to encourage you to vote your shares at the 2017 Annual Meeting of Stockholders (the "Meeting") to be held on May 3, 2017, and any adjournment or postponement of the Meeting. This Proxy Statement contains information on matters that will be presented at the Meeting and is provided to assist you in voting your shares.
VOTING INFORMATION
Meeting Time, Date and Location

The Meeting will be held at 9:00 a.m. Eastern Time on Wednesday, May 3, 2017, in the Board Room of PNC Bank, N.A., 222 Delaware Avenue, 18th Floor, Wilmington, Delaware 19801.
Who May Vote

Holders of the Company's common stock at the close of business on March 10, 2017, the record date established by the Board, are entitled to vote at the Meeting. There were 16,331,889 shares of our common stock outstanding as of this date. These shares of common stock are our only outstanding class of voting equity securities. Each share of common stock is entitled to one vote on each matter submitted to the stockholders for a vote. The named executive officers and directors of the Company, collectively, have the power to vote 4.16 percent of these shares.
Proposals Requiring Your Vote

The named executive officers and directors intend to vote their shares of common stock as follows:

Proposal Number	Description	Vote Recommendation
1	Election of four Class III directors to serve three-year terms ending in 2020 and until their successors are elected and qualified.	FOR
2	Vote to amend the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 25,000,000 to 50,000,000.	FOR
3	Non-binding advisory vote to approve the compensation of the Company's named executive officers.	FOR
4	Non-binding advisory vote on the frequency of stockholder advisory votes to approve the compensation of the Company's named executive officers.	ONE YEAR
5	Non-binding advisory vote to ratify the appointment of the Company’s independent registered public accounting firm.	FOR
The appointed proxies will vote pursuant to their discretion on any other matter that is brought before the Meeting and at any adjournment or postponement of the Meeting in accordance with our Amended and Restated Bylaws, as amended (the "Bylaws"). The Company is not aware of any other matter to be presented at the Meeting.
Voting Instructions

Stockholders of Record. If you are a registered stockholder, your proxy card will be voted at the Meeting if it is properly submitted and not subsequently revoked. If your proxy card is incomplete or if you do not provide instructions with respect to any of the proposals, the appointed proxy will be voted in line with management's and the Board's recommendation for each Proposal and pursuant to the proxy's discretion for any other business properly brought before the Meeting. If your proxy card is unclear as to how you intended to vote (e.g., multiple selections are made for one proposal), your proxy will be voted pursuant to the discretion of the appointed proxy.

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 1

Beneficial Ownership. If you held shares of our common stock through a bank, broker, trustee, nominee, or other institution (called “street name”) on March 10, 2017, you are entitled to vote on the matters described in this Proxy Statement. You will receive this Proxy Statement, any other solicitation materials, and voting instructions through your bank, broker, trustee, nominee, or institution. If you do not provide voting instructions, your shares may constitute “broker non-votes” on certain proposals. Generally, broker non-votes occur on a non-routine proposal where a broker is not permitted to vote on that proposal without instructions from the beneficial owner. Broker non-votes are counted as present for purposes of determining whether there is a quorum, but are not counted for purposes of determining whether a matter has been approved. If you properly submit a proxy card, but do not provide voting instructions, your institution will not be permitted to vote your shares on Proposal 1 - election of directors, Proposal 2 - amendment to the Company's Amended and Restated Certificate of Incorporation, Proposal 3 - advisory vote to approve the compensation of the Company's named executive officers, and Proposal 4 - advisory vote on the frequency of "say-on-pay" votes to approve the compensation of the Company's named executive officers; however, your institution will be able to vote your shares on Proposal 5 - non-binding advisory vote to ratify the appointment of our independent registered public accounting firm. As a result, if you do not provide voting instructions to your institution, your shares will have no effect on the outcome of Proposals 1, 2, 3, and 4. We will reimburse the institution for reasonable expenses incurred in connection with their solicitation. If you plan to attend the Meeting, you will need to bring a valid proxy from the institution if you intend to vote your shares at the Meeting.
Methods Available For Voting

Your vote is important and we encourage you to vote as soon as possible even if you plan to attend the Meeting. You may attend the Meeting and deliver your proxy card in person before voting is declared closed at the Meeting. You may vote at the Meeting even if you submitted your proxy using any of the methods below. Each of these voting methods are available 24/7 for your convenience. Please have your Proxy Card available when voting.
If you own shares through your bank, broker or other institution or in an account established under one of the Company’s deferred compensation plans, you will receive this Proxy Statement, other solicitation materials, and voting instructions from your representative on how you can vote the shares you own in those accounts.
Signing the Proxy - Stockholder Representatives or Joint Stockholders

If you are an authorized officer, partner or other agent voting shares on behalf of a corporation, limited liability company, partnership or other legal entity, you should sign the accompanying proxy card in the entity name and indicate your name and title. If you are an agent, attorney, guardian or trustee submitting a proxy card on behalf of a registered stockholder, you should also indicate your title with your signature. If you own stock with multiple parties, each party should sign the proxy card. If stock is registered in the name of a decedent and you are an executor, or an administrator of the decedent’s estate, you should sign the accompanying proxy card, indicate your title following your signature, and attach legal instruments showing your qualification and authority to act in this capacity.

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 2

PROPOSAL 1 – ELECTION OF DIRECTORS
Nominees for Election

General Information. As of the date of this Proxy Statement, the entire Board consists of ten directors divided into three classes. Directors are elected to serve three-year terms. Directors are elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the Meeting. In December 2015, the Board amended the Company’s Corporate Governance Guidelines to adopt a director resignation policy that would apply in cases where a nominee for director receives more “withheld” votes than votes “for” his or her election in an uncontested director election at a stockholder meeting. The Corporate Governance Guidelines are available at www.chpk.com/our-company/corporate-governance/.
Voting for Director Nominees. Each share of our common stock is entitled to one vote. You may authorize a proxy to vote your shares on the election of directors. A proxy that withholds authority to vote for a particular nominee will count neither for nor against the nominee.
Director Biographies, Key Attributes, Experience and Skills. Beginning on page 4, a description is provided for each of the director nominees and continuing director's principal occupation and employment, principal business, affiliations, and other business experience during the past five years.
Overview of the Process for Nominating Directors. Prior to nominating directors, the Corporate Governance Committee considers each candidate selected and the criteria described under the Director Nomination Process on page 22. The Corporate Governance Committee considers each individual candidate in the context of the Board as a whole with the objective of nominating individuals who the Corporate Governance Committee believes will contribute to the Company’s success as a result of their education, job experience, industry knowledge, market knowledge and expertise. The Corporate Governance Committee seeks individuals who demonstrate integrity, judgment, leadership and decisiveness in their business dealings. The Corporate Governance Committee also seeks individuals who, with the other directors, will give the Board a diverse combination of skills and attributes that complement the nature of our business and support the Company’s long-term strategic focus. Directors should be able to commit the requisite time for preparation and attendance at Board and Committee meetings, as well as be able to participate in other matters necessary to ensure good corporate governance. The Board reflects a broad range of leadership, professional skills and experience; corporate governance and board service experience; experience in the markets in which we conduct business; economic and financial expertise; industry experience; public affairs experience; academia experience; and entrepreneurism.
Director Nominations.  The Board, upon recommendation of the Corporate Governance Committee, has nominated four incumbent directors - Thomas J. Bresnan, Ronald G. Forsythe, Jr., Dianna F. Morgan, and John R. Schimkaitis. If elected, these directors will serve as Class III directors until the 2020 Annual Meeting of Stockholders and until their successors are elected and qualified. If, prior to the election, any of the nominees become unable or unwilling to serve as a director of the Company (an eventuality that we do not anticipate), all proxies will be voted for any substitute nominee who may be designated by the Board pursuant to the recommendation of the Corporate Governance Committee.

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 3

Nominees for Election (continued)

Class III Directors (Terms Expire in 2020)

Thomas J. Bresnan
Director Since 2001
Independent Director
Age 64
Audit Committee Chair / Audit Committee Financial Expert / Investment Committee Member
Mr. Bresnan is owner and President of the Accounting & Business School of the Rockies, a post-secondary vocational school specializing in Accounting, Business and Computer Proficiency Certificate Programs. He is also owner and President of Denver Accounting Services, a small business accounting firm. Mr. Bresnan currently serves as a director of Global LT, which provides language training services. From 2008 to 2012, he served as a majority stockholder, President and Chief Executive Officer of Schneider Sales Management, LLC, a provider of sales consulting and skills assessment services, and a publisher of proprietary sales training materials. From 1999 to 2006, Mr. Bresnan was Chief Executive Officer of New Horizons Worldwide, Inc. ("New Horizons"), an information technology training company. At New Horizons he also served as President and was on the Board of Directors from 1993 to 2006. Prior to his employment with New Horizons, he served as President of Capitol American Life Insurance and Chief Financial Officer at Capitol American Finance. Mr. Bresnan began his professional career at Arthur Andersen & Co.
Key Attributes, Experience and Skills: Mr. Bresnan has extensive executive management experience as well as significant financial expertise. Mr. Bresnan was Chief Executive Officer and President of New Horizons, a technology service provider, for more than a decade. While at New Horizons, Mr. Bresnan gained in-depth experience in consummating acquisitions and facilitating the post-acquisition integration process. Mr. Bresnan also previously lead a team of sales and marketing personnel in his role as Owner and President of Schneider Sales Management. His management expertise continues to be augmented through his business experience, including in his current roles as Owner and President of the Accounting & Business School of the Rockies, and Denver Accounting Services. Mr. Bresnan previously served as a manager with a former public accounting firm and Chief Financial Officer at Capitol American Finance. His experience and leadership in these roles have been valuable in his service as a director and in leading the Audit Committee in its oversight role regarding reporting of the Company’s results of operations, the effectiveness of its internal controls, risk management, and compliance with regulations.

Ronald G. Forsythe, Jr.
Director Since 2014
Independent Director
Age 48
Audit Committee Member / Audit Committee Financial Expert
Dr. Forsythe is President and Chief Executive Officer of Quality Health Strategies ("QHS"), an organization that delivers value with data analytics and innovative techniques that improve health services and programs. He served as QHS’ Chief Operating Officer from 2012 until his appointment as Chief Executive Officer in July 2015. Prior to QHS, Dr. Forsythe served as Vice President for Planning, Assessment, Technology and Commercialization, and Chief Information Officer at the University of Maryland Eastern Shore (“UMES”). Currently, Dr. Forsythe serves on the Regional Advisory Board of Branch Banking and Trust Company, a U.S. financial services holding company. Dr. Forsythe's previous Board affiliations include serving on the Board of the Peninsula Regional Medical Center Foundation, the Board of Quality Health Foundation and Horizons® at the Salisbury School. Dr. Forsythe also served on the Advisory Board for the Worcester County, Maryland School System STEM Initiative.
Key Attributes, Experience and Skills: Dr. Forsythe has an extensive background in management, operations and technology. As President and Chief Executive Officer of QHS, he provides leadership for the shared services that QHS delivers. Dr. Forsythe previously served as the Vice President for Technology and Commercialization at UMES. During his tenure at UMES, he focused on technological advancements, organizational positioning, and community engagement, which contributed to the development, growth and expansion of the university. Dr. Forsythe led the implementation of several projects at UMES that made the Eastern Shore more eco-friendly in its use of energy. Dr. Forsythe provided consulting services to the eighth largest water and wastewater utility in the United States where he led an assessment of information technology and communications infrastructure, security practices, and operating procedures. Dr. Forsythe has established personal and professional relationships throughout the Delmarva Peninsula and a solid understanding of the Delmarva Peninsula market.

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 4

Nominees for Election (continued)

Dianna F. Morgan
Director Since 2008
Independent Director
Age 65
Compensation Committee Chair
Ms. Morgan retired in 2001 from Walt Disney World Company where she served as Senior Vice President of Public Affairs and Human Resources. During her tenure at Walt Disney World Company, she oversaw the Disney Institute – a recognized leader in experiential training, leadership development, benchmarking and cultural change for business professionals around the world. Ms. Morgan is the past Chair of the Board of Trustees for the University of Florida. She currently serves on the Board of Directors of Marriott Vacations Worldwide Corporation and the Board of Trustees for Hersha Hospitality Trust. Ms. Morgan is also a member of the Board of Directors of CNL Healthcare Properties, Inc. and Orlando Health. She is Vice Chair of the Board of Grace Medical Home, Inc. Ms. Morgan previously served as a director of CNL Hotel & Resorts, CNL Bancshares, Inc., and was past Chair of the national board for the Children’s Miracle Network.
Key Attributes, Experience and Skills: Ms. Morgan has extensive experience serving as a board member of both private and public companies. Ms. Morgan’s previous employment experience overseeing the Disney Institute, which provides leading professional development programs, and serving as Senior Vice President of Human Resources for Walt Disney World Company have provided extensive knowledge of leadership development programs and organizational culture. In addition, Ms. Morgan’s experience as Senior Vice President of Public Affairs for Walt Disney World Company has provided her with a solid foundation in media relations and government relations. As an accomplished senior manager at Walt Disney World Company in these areas, Ms. Morgan brings “best practice” expertise in human capital, public affairs and the customer experience.

John R. Schimkaitis
Director Since 1996
Independent Director
Age 69
Chair of the Board / Investment Committee Chair
Mr. Schimkaitis was appointed Chair of the Board in May 2015. He served as Vice Chair of the Board from March 2010 to May 2015. He held the position of Chief Executive Officer of the Company from January 1999 until his retirement in December 2010. Mr. Schimkaitis served as President of the Company from 1997 until 2010. During his tenure with the Company, Mr. Schimkaitis also served as Chief Operating Officer, Chief Financial Officer, Executive Vice President, Senior Vice President, Vice President, Treasurer, Assistant Treasurer, and Assistant Corporate Secretary.
Key Attributes, Experience and Skills: Mr. Schimkaitis has more than forty years of experience in the utilities industry, twenty-five years of which were spent in key management roles within the Company. Mr. Schimkaitis’ leadership of the Company from 1999 to 2010 was a period of growth and diversification. In 2009, Mr. Schimkaitis successfully led the Company through the FPU acquisition, the largest transaction in the Company’s history. Mr. Schimkaitis’ knowledge of the utility industry, the Delmarva and Florida markets, as well as his leadership skills have been instrumental to the success of the Company, driving the growth of the Company from a $95 million market capitalization company in 1999 to approximately $395 million at the end of 2010. Throughout his tenure, Mr. Schimkaitis’ business acumen and skills have contributed to the Company's continued growth.

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 5

Continuing Directors

Class I Directors (Terms Expire in 2018)

Thomas P. Hill, Jr.
Director Since 2006
Independent Director
Age 68
Audit Committee Member / Audit Committee Financial Expert / Investment Committee Member
Mr. Hill retired in 2002 from Exelon Corporation where he served as Vice President of Finance and Chief Financial Officer of Exelon Energy Delivery Company. Exelon Corporation is an electric utility, providing energy generation, power marketing and energy delivery. Prior to the PECO Energy and Unicom Corporation merger, out of which Exelon Corporation evolved, Mr. Hill was Vice President and Controller for PECO Energy, where he had been employed since 1970 in various senior financial and managerial positions. Mr. Hill serves as a trustee of Magee Rehabilitation Hospital and the Magee Rehabilitation Foundation, and Chair of the Audit Committee of Magee Rehabilitation Hospital. He served as a member of the Audit Committee for Jefferson Health System, Inc., a Pennsylvania non-profit corporation, until Jefferson Health System, Inc.’s corporate restructuring in 2014.
Key Attributes, Experience and Skills: Mr. Hill has extensive experience in the energy industry, serving in various senior financial and managerial positions at PECO Energy and Exelon Corporation. Through his professional experiences, Mr. Hill has obtained an in-depth knowledge of regulation and energy delivery which has supplemented his engineering training. Mr. Hill also gained financial expertise through his previous roles as Chief Financial Officer of Exelon Energy Delivery Company, and Controller of PECO Energy. He currently serves as a member and Chair of the Audit Committee of Magee Rehabilitation Hospital, which has increased his Audit Committee expertise. With his background in engineering, finance, regulation and utility operations, Mr. Hill brings broad and in-depth utility knowledge to the Board.

Dennis S. Hudson, III
Director Since 2009
Independent Director
Age 61
Audit Committee Member / Audit Committee Financial Expert / Compensation Committee Member
Mr. Hudson is the Chair and Chief Executive Officer of Seacoast National Bank, and Seacoast Banking Corporation of Florida. He has been a member of both organizations’ Boards of Directors since 1983. Mr. Hudson has held various other positions in these organizations, including, President and Chief Operating Officer. He served on the Florida Public Utilities Company ("FPU") Board of Directors from 2005 until its acquisition by the Company in 2009. He also served as a member of FPU’s Audit Committee. Mr. Hudson also serves on the Board of Trustees of Penn Capital Funds where he is a member of the Audit Committee and Chair of the Nominating Committee. Mr. Hudson is actively involved in the community serving on the Boards of the Community Foundation of Palm Beach and Martin Counties, and Visiting Nurses Association of Florida. He previously served on the Miami Board of Directors of the Federal Reserve Bank of Atlanta, Board of Helping People Succeed, Board of the United Way of Martin County, and as Chair of the Economic Council of Martin County.
Key Attributes, Experience and Skills: Mr. Hudson has extensive public company and leadership experience in his role as Chair and Chief Executive Officer of Seacoast National Bank, and Seacoast Banking Corporation of Florida. In addition, he has also gained relevant experience as a former director of FPU. Mr. Hudson has a strong finance background, having previously served on the Miami Board of Directors of the Federal Reserve Bank of Atlanta and as Chair of the Economic Council of Martin County, Florida. Mr. Hudson also has a solid understanding of the Florida market.

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 6

Continuing Directors

Calvert A. Morgan, Jr.
Director Since 2000
Independent Director
Age 69
Corporate Governance Committee Chair / Compensation Committee Member / Investment Committee Member
Mr. Morgan currently serves as a director of WSFS Financial Corporation and its principal subsidiary, WSFS Bank. He is also Vice Chair of WSFS Bank. Mr. Morgan served as Special Advisor to WSFS Financial Corporation from 2004 to 2009. He is the retired Chair of the Board, President and Chief Executive Officer of PNC Bank, Delaware in Wilmington, Delaware. Mr. Morgan has served in numerous business and community board capacities, including as Chair of the Delaware Business Roundtable and trustee of Christiana Care Corporation. Mr. Morgan is a member of the Delaware Economic and Financial Advisory Council.
Key Attributes, Experience and Skills: Mr. Morgan has an established professional career with over 46 years in the banking industry. He has public company experience serving as a director and former Special Advisor to WSFS Financial Corporation. Mr. Morgan’s previous position as Chair, President, and Chief Executive Officer of PNC Bank, Delaware has provided him with in-depth management experience combined with significant knowledge of our Delmarva market. His management experience and market knowledge, coupled with serving on another public company board, has provided Mr. Morgan with the appropriate blend of skills to lead the Corporate Governance Committee. His membership on the Delaware Economic and Financial Advisory Council, and his previous leadership role on the Delaware Business Roundtable give him further insight on issues facing both the current and future business and economic climate of Delaware.
Class II Directors (Terms Expire in 2019)

Eugene H. Bayard
Director Since 2006
Independent Director
Age 70
Corporate Governance Committee Member
Mr. Bayard is a partner with the law firm of Morris James Wilson Halbrook & Bayard in Georgetown, Delaware. He was a partner with the predecessor law firm of Wilson Halbrook & Bayard where he has served clients since 1974. Mr. Bayard serves in numerous business and community board capacities including: Delaware State Fair, Inc.; Chair of Harrington Raceway & Casino; O.A. Newton & Son Company; J.G. Townsend Jr. and Company; Sussex County Advisory Board for Wilmington Savings Fund Society; Delaware Wild Lands, Inc.; Mid-Del Charitable Foundation; Delaware Volunteer Firefighter's Association; and the Delaware Community Foundation.
Key Attributes, Experience and Skills: Mr. Bayard is well-established in the Delaware legal community where a majority of corporations are incorporated. He has been instrumental in guiding the Company on Delaware legislative and regulatory matters, as well as corporate governance practices. Mr. Bayard has established personal and professional relationships throughout the Delmarva Peninsula, including his service as a board member of the organizations listed above, that are beneficial to the growth and development of the areas within the Company’s Delmarva Peninsula operations.

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Continuing Directors

Paul L. Maddock, Jr.
Director Since 2009
Independent Director
Age 67
Corporate Governance Committee Member
Mr. Maddock is a Trustee and President of The Maddock Companies, a diversified real estate company with operations in Palm Beach and Martin Counties, Florida. Mr. Maddock currently serves on the Board and Corporate Governance and Compensation Committees of the W.C. & A.N. Miller Company. Mr. Maddock served on the FPU Board of Directors from 1998 until its acquisition by the Company in 2009. He served as a member of FPU’s Audit, Compensation, and Executive Committees. Mr. Maddock has served on the Board of Lydian Bank and Trust since 2003 and was past Chair of the Audit Committee and a past member of the Executive Committee. He has also served on the Boards of PRB Energy, Inc.; Wachovia Bank of Florida; 1st United Bank and Trust; and Island National Bank and Trust. Within the community, Mr. Maddock serves as President of THRIFT, Inc., a Palm Beach charity organization, and is a former director of Good Samaritan Hospital.
Key Attributes, Experience and Skills: Mr. Maddock’s professional experience with real estate development companies has provided him with in-depth knowledge of the Florida economy. Mr. Maddock has gained additional knowledge of the Florida economy through his service as a director of Lydian Bank and Trust, as well as his involvement within the Florida community. Mr. Maddock has extensive public company and utility experience not only as a former director of FPU, but also as a former director of PRB Energy, Inc., a natural gas exploration and distribution company. Mr. Maddock currently serves on the Board of W.C. & A.N. Miller Company, a real estate holding company located in Washington, D.C.

Michael P. McMasters
Director Since 2010
Director
Age 58

Mr. McMasters is President and Chief Executive Officer of the Company. He was appointed Chief Executive Officer effective January 1, 2011. He was appointed President in March 2010. Mr. McMasters is responsible for execution of the Company’s strategic plan and providing leadership and oversight of the Company’s businesses. Mr. McMasters previously served as Executive Vice President and Chief Operating Officer of the Company from 2008 to 2010. Mr. McMasters joined the Company in 1980. During his tenure with the Company, he has also served as Chief Financial Officer, Senior Vice President, Vice President, Treasurer, Director of Accounting and Rates, and Controller. He serves on the Board of Directors of the American Gas Association. Mr. McMasters is also a member of the Delaware Business Roundtable.
Key Attributes, Experience and Skills: Mr. McMasters has served in numerous capacities during his tenure with the Company, most recently as Chief Executive Officer. Mr. McMasters’ experience, leadership skills and vision have been significant in the execution of the Company’s strategic plan and implementation of key corporate policies. His strategic foresight has guided the Company’s continued growth both organically and through acquisitions. Under Mr. McMasters’ leadership, the Company has continued to generate strong earnings growth. The Company has grown from a $395 million market capitalization company at the end of 2010 to approximately $1.1 billion in market capitalization at December 31, 2016. Mr. McMasters has more than thirty-five years of experience in the utilities industry, which has provided him with in-depth financial and regulatory experience that has driven the Company’s financial discipline. Mr. McMasters' involvement with the Delaware Business Roundtable has given him further insight on issues facing both the current and future business and economic climate of Delaware.

BOARD RECOMMENDATION: THE BOARD RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES.

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 8

PROPOSAL 2 – VOTE TO AMEND THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 25,000,000 TO 50,000,000

The Board has approved an amendment to Article FOURTH of the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from twenty five million (25,000,000) to fifty million (50,000,000). The text of the first paragraph of Article FOURTH as proposed to be amended is as follows:

"The total number of shares of all classes of stock which the Corporation shall have authority to issue is Fifty Two Million (52,000,000) shares, of which Fifty Million (50,000,000) shares shall be Common Stock having a par value of forty-eight and two-thirds cents ($0.4867) per share, and Two Million (2,000,000) shares shall be Preferred Stock having a par value of one cent ($0.01) per share.”

As of March 10, 2017, there were 16,331,889 shares of common stock outstanding. In addition, 730,300 shares were reserved under the Company’s Dividend Reinvestment and Direct Stock Purchase Plan, 831,183 shares were reserved for issuance under the Company’s Retirement Savings Plan, and 516,717 shares were reserved for issuance under the Company’s 2013 Stock and Incentive Compensation Plan (the "2013 Equity Plan"). Thus, the Company currently has a total of 6,589,911 shares of common stock available for use in connection with general corporate purposes.

The additional 25,000,000 shares of common stock would be part of the existing class of common stock, and, if and when issued, would have the same rights and privileges as the shares of common stock currently outstanding. The holders of the common stock do not have preemptive rights to purchase or otherwise acquire any shares of common stock that may be issued in the future.

If the proposed amendment to Article FOURTH is approved, the Board will be empowered, without the necessity of further action or authorization by the stockholders (unless otherwise required by applicable law or the New York Stock Exchange ("NYSE") Listing Standards) to cause the Company to issue, from time to time, the 25,000,000 additional shares of common stock on such terms and under such circumstances as it may determine. The increase in the authorized number of shares of common stock is intended to ensure that there will be a sufficient number of authorized but unissued shares available for issuance in the future. Such future activities may include, but are not limited to, issuances related to general corporate activities, possible financing and other corporate transactions, and other purposes which the Board may determine are appropriate.

The approval by the stockholders of the proposal to amend the Certificate of Incorporation to increase the number of authorized shares of common stock will not, by itself, have any effect on the rights of stockholders.  The future issuance of the additional shares of common stock would however, dilute the stockholders’ ownership interest in the Company at the time of issuance.  The issuance of common stock could also discourage an attempt by a third party to acquire control of the Company.  This could occur if the purchasers of newly issued common stock supports the Board in opposing a proposed transaction for control or if our rights plan is triggered by such a transaction.  In addition, the issuance of new shares could dilute the stock ownership and voting power of a third party seeking to acquire control of the Company.  One possible effect of these actions is to perpetuate incumbent management.  It should be noted that the risk of these possible actions is present even if the number of authorized shares of common stock is not increased.  The proposed amendment is not being recommended in response to any specific effort to obtain control of the Company and the Company is not aware of any such efforts.

Proposal 2 will be adopted if a majority of the Company’s outstanding common stock present in person or represented by proxy and entitled to vote affirmatively votes in favor of this proposal. Consequently, abstentions will have the effect of votes cast against this proposal and broker non-votes will have no effect on the outcome of this proposal. If this proposal is approved by the stockholders, a Certificate of Amendment of the Company’s Amended and Restated Certificate of Incorporation will be filed with the Secretary of the State of Delaware to affect the increase in the number of authorized shares of common stock.

BOARD RECOMMENDATION: THE BOARD RECOMMENDS A VOTE FOR THE AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 25,000,000 TO 50,000,000.

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 9

PROPOSAL 3 – NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Compensation Committee is responsible for the oversight and administration of the Company’s executive compensation program. The Compensation Committee designs, recommends to the Board for adoption, and administers all of the policies and practices related to executive compensation. On February 24, 2017, the Board determined that none of the Compensation Committee members had any material relationship with the Company in accordance with the NYSE Listing Standards and with the Company's Corporate Governance Guidelines on Director Independence (the "Independence Guidelines"), which are more stringent than the NYSE Listing Standards. Thus, each member of the Compensation Committee is independent, and, other than in their capacity as a director and member of the Compensation Committee and other Committees, has no other relationship or arrangement with the Company or any of its named executive officers.
The philosophy of our current executive compensation program is provided in detail in the Compensation Discussion and Analysis section of this Proxy Statement, which begins on page 30. The section also provides stockholders with comprehensive information on the design of our executive compensation program as well as the mix of compensation that the Compensation Committee believes aligns the financial interests of the named executive officers with the interests of our stockholders. During the Compensation Committee’s annual review of executive compensation, it considers several elements of the executive compensation program, including, but not limited to: (i) the effectiveness of the program in attracting and retaining highly qualified individuals that have a solid foundation and comprehensive perspective of the Company, its operations and competitive environment; (ii) the complex nature of our operations as a diversified energy company; and (iii) the long-term focus on our strategic planning process. Additional information on our executive compensation program, including tables and accompanying narratives, is available in the Executive Compensation section of this Proxy Statement, which begins on page 43. The executive compensation program is centered on the premise of creating stockholder value. This is evidenced by the payment of consecutive annual dividends to stockholders for 56 years and the Company’s earnings performance over many years. The dedication of the Company’s employees and the commitment and leadership of the Company’s named executive officers have driven the Company’s growth, in terms of market capitalization, from $95 million in 1999 to approximately $1.1 billion as of December 31, 2016. Over one, three, five, ten and twenty year periods, stockholders have earned more than 13.9% annually on their investment in the Company.
The Compensation Committee promotes a pay-for-performance culture to further align executive interests with the long-term interests of stockholders. The executive compensation program designed by the Compensation Committee places a majority of the named executive officers’ target total direct compensation at risk. Under the current executive compensation program, each executive officer is eligible to receive an equity incentive award based on the achievement of pre-established long-term performance metrics. This equity incentive award comprises the largest component of each named executive officers’ compensation. The Compensation Committee works directly with Frederic W. Cook & Co. (“Cook & Co.”), its independent compensation consultant in designing the executive compensation program. In December 2016, Cook & Co. provided the Compensation Committee with a market analysis to assess the competitiveness of total compensation for the named executive officers. The report compared the Company’s pay against market data for the Company’s peer group, as well as market information from published survey sources. The independent compensation consultant’s report concluded that; (i) named executive officer compensation is within a competitive range of market median for the Company’s peer group; and (ii) the executive compensation program promotes a culture of pay-for-performance as a majority of the named executive officers’ compensation is at risk.
The Compensation Committee utilizes the following practices to ensure that our executive compensation program remains fair, reasonable and competitive while also aligning total compensation to our business objectives and performance. These practices include, but are not limited to:

•	The Compensation Committee retains discretion in administering all awards and performance goals, and determining performance achievement;
•	Each incentive award features a cap on the maximum amount that can be earned for any performance period;
•
Dividends on the equity incentive awards accrue in the form of dividend equivalents during the performance period and are only paid to the named executive officers if the awards are earned and then only in proportion to the actual shares earned;

•	Stock ownership requirements are in place for named executive officers;

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 10

•
Each named executive officer is subject to a compensation recovery policy that requires the repayment by the executive if an incentive award was calculated based upon the achievement of certain financial results or other performance metrics that, in either case, were subsequently found to be materially inaccurate;

•	The Company does not provide excise tax gross-up protections;
•
The supplemental pension and 401(k) plans are traditional plans that cover compensation not included in the qualified plans as a result of Internal Revenue Service (“IRS”) compensation limitations. These plans do not otherwise provide benefits to the named executive officers and do not factor in additional compensation or additional future years of service;

•
With the exception of Company vehicles that are available for personal use, but which are treated as compensation to the named executive officers, there are no perquisites. Named executive officers participate in the same benefits that are available to other employees of the Company; and

•	The life insurance benefit provided to employees of the Company is capped at $500,000 which limits the benefit to highly compensated individuals.
Although the Compensation Committee is directly responsible for the oversight and administration of our executive compensation program, we are providing you with the means to express your view on this matter. Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Compensation Committee or the Board. As an advisory vote, this proposal is non-binding on the Company. However, the Board values the opinions that our stockholders express in their votes and may consider the outcome of the vote when making future executive compensation decisions. Proposal 3 will be deemed to be approved, on an advisory basis, if a majority of the Company's outstanding common stock present in person or represented by proxy and entitled to vote affirmatively votes in favor of this proposal. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of the advisory vote.

BOARD RECOMMENDATION: THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS.

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CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 11

PROPOSAL 4 – NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS

In addition to expressing your view on the compensation of our named executive officers as described in Proposal 3 above, we are requesting that stockholders vote on whether the Company should seek a non-binding advisory stockholder "say-on-pay" vote every one, two or three years. You may also choose to abstain from voting on the matter. The Board believes that holding a "say-on-pay" vote annually is appropriate given the following:

•	The Compensation Committee is comprised of independent directors who develop, oversee and administer policies and practices related to our executive compensation program;
•	The Compensation Committee annually reviews the executive compensation program to ensure, among other things, that the program is aligned with the creation of stockholder value;
•	The Compensation Committee retains an independent compensation consultant to advise the Committee on the executive compensation program;
•	The Compensation Committee retains discretion in administering awards and performance goals, and determining performance achievement;
•
Each named executive officer is eligible to receive incentive awards that comprise approximately 50 percent or more of their total direct compensation, which assists in the retention of named executive officers and the ability to reward them for their continuous efforts in the Company’s growth and creation of stockholder value;

•
The executive compensation program utilizes multiple performance measures, including metrics benchmarked against our peer group, in the cash and equity incentive plans. The plans focus on both short-term performance as well as long-term execution of our strategic plan and shareholder return; and

•	Each incentive award features a cap on the maximum amount that can be earned for any performance period.
Stockholders may express their view on this matter by selecting one of the voting intervals listed on the proxy card. The Board recommends holding a say-on-pay vote annually. The voting interval that receives the most votes from stockholders will be deemed to be the frequency recommended by our stockholders. You may also abstain from voting on this proposal. Abstentions and broker non-votes will have no effect on the outcome of the advisory vote. While the vote is not binding, the Board values the views expressed by our stockholders and will consider the outcome of the vote as appropriate.

BOARD RECOMMENDATION: THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR A "ONE YEAR" FREQUENCY OF THE NON-BINDING ADVISORY STOCKHOLDER VOTE TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS.

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 12

PROPOSAL 5 – NON-BINDING ADVISORY VOTE TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Appointment of External Audit Firm

The Audit Committee is solely responsible for the appointment, oversight, retention, and termination of the work of the Company’s independent registered public accounting firm (also referred to in this Proxy Statement as “external audit firm”), including the approval of all engagement fees, terms, and the annual audit plan. On February 23, 2017, the Audit Committee approved the reappointment of Baker Tilly to serve as our external audit firm for 2017.  Baker Tilly (independently or through a legacy firm) has served as the Company’s external audit firm since 2007.  In determining whether to reappoint Baker Tilly as the Company’s external audit firm, the Audit Committee took into consideration several factors, including an assessment of the professional qualifications and past performance of the Lead Audit Partner and the audit team, the quality and level of transparency of the Audit Committee’s relationship and communications with Baker Tilly, and the length of time the firm has been engaged. The Audit Committee considered, among other things, Baker Tilly’s expanding utility practice and the knowledge and skills of Baker Tilly’s auditing experts that would be providing services to the Company.
Evaluation of External Audit Firm

The Audit Committee previously established criteria and procedures used to evaluate the quality of the audit services. The evaluation focuses on the qualifications and performance of Baker Tilly; the quality and candor of the external audit firm’s communications with the Audit Committee and the Company; and the external audit firm’s independence and objectivity. In 2016, each member of the Audit Committee, as well as members of management and Internal Audit completed an evaluation of the quality of the audit services rendered in 2015. The questions were specifically developed for the individual given his or her relationship with the external audit firm. The Audit Committee analyzed the results of the assessment, which provided the Audit Committee with additional insight into the effectiveness and objectivity of the Company’s external audit firm. The Chair of the Audit Committee and the Chief Financial Officer communicated the results of the evaluation process to Baker Tilly’s Lead Audit Partner. The Company will be undertaking the same process in 2017 for 2016. The Audit Committee takes additional measures to ensure the audit team is independent and has the experience that creates an audit of the highest quality. These measures include, but are not limited to: (i) independently meeting with the external audit firm to discuss communications and other appropriate matters, (ii) pre-approving the audit and non-audit services performed by the external audit firm in order to assure that they do not impair the auditor’s independence, (iii) overseeing the process for the rotation of the Lead Audit Partner to ensure the Lead Audit Partner has the knowledge, experience and quality to sustain the integrity of the Company’s audits and the requisite knowledge in the Company’s business and expected areas of future growth, and (iv) periodically overseeing the process to solicit proposals from external audit firms to review, among other things, the experience, qualifications, technical abilities, and audit fees in the industry prior to appointment of the external audit firm.
Non-Binding Advisory Vote to Ratify the External Audit Firm

Although the NYSE listing standards require that the Audit Committee be directly responsible for selecting and retaining the external audit firm, we are providing you with the means to express your view on this matter. While this vote is not binding, in the event that stockholders fail to ratify the appointment of Baker Tilly, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion may direct the appointment of a different external audit firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.
A representative from Baker Tilly will be present at the Annual Meeting and available to respond to appropriate questions. A formal statement will not be made.

BOARD RECOMMENDATION: THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BAKER TILLY VIRCHOW KRAUSE, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

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AUDIT COMMITTEE REPORT

This Audit Committee Report is provided by the Audit Committee of the Board of Directors and pertains to the Company’s audited financial statements for the year ended December 31, 2016.  Prior to the issuance of the Company’s unaudited quarterly financial statements and annual audited financial statements, we reviewed and discussed the earnings press releases, consolidated financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (including significant accounting policies and judgments) with management, the Company’s internal auditors, and the independent external auditors.  We also reviewed the Company’s policies and practices with respect to financial risk assessment, as well as its audit firm, Baker Tilly Virchow Krause LLP ("Baker Tilly"), the matters required to be discussed by applicable audit standards adopted by the Public Company Accounting Oversight Board (the "PCAOB"), including the Auditing Standard No. 1301, Communications with Audit Committees ("AS No. 1301"), which was originally adopted as auditing Standard No. 16, Communications with Audit Committees ("AS No. 16"), but was renumbered effective December 31, 2016.
We discussed with Baker Tilly the overall scope and plan for their audit and approved the terms of their engagement letter.  We also reviewed the Company's internal audit plan.  We met with Baker Tilly and with the Company's internal auditor, in each case, with and without other members of management present, to discuss the results of their respective examinations, the evaluation of the Company’s internal controls and the overall quality and integrity of the Company’s financial reporting.  The Committee has received the written disclosures and the letter from Baker Tilly required by applicable requirements of the PCAOB regarding Baker Tilly’s communications with the Committee concerning independence, and has discussed with Baker Tilly its independence. Based on the Committee’s review and the discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission (“SEC”).
The information in this Audit Committee Report shall not be considered to be “soliciting material” or be “filed” with the SEC, nor shall this information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company incorporated it by specific reference. This report is provided by the following independent directors, who comprise the Audit Committee:
THE AUDIT COMMITTEE

Thomas J. Bresnan, Chair	Ronald G. Forsythe, Jr.	Thomas P. Hill, Jr.	Dennis S. Hudson, III

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FEES AND SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following provides information on fees for professional services rendered by Baker Tilly for the two years ended December 31, 2016 and 2015.
Audit Fees

The aggregate fees billed to the Company and its subsidiaries by Baker Tilly in 2016 and 2015 totaled $848,450 and $767,176, respectively. Fees for professional services rendered included matters in conjunction with the audits of the financial statements included in our Annual Report on Form 10-K; the reviews of the financial statements included in our Quarterly Reports on Form 10-Q; the audits of certain of our subsidiaries or operations typically performed for statutory and regulatory filings or engagements; the audits of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, including the testing of Aspire Energy of Ohio's internal controls for the first time in 2016; and the issuance of their consents associated with our registration statements that were filed with the SEC during those two years. In 2016, Baker Tilly also issued a comfort letter in connection with the Company's placement of $57.4 million of new common stock (net proceeds).
Audit-Related Fees, Tax and Other Fees

During 2016 and 2015, Baker Tilly performed annual audits on our benefit plans for the plan years ended December 31, 2015 and 2014, respectively. The aggregate fees billed for audit-related services were $80,183 and $54,238 for 2016 and 2015, respectively. Fees for professional services rendered in 2016 included services performed in connection with the Company's business development opportunities. The Company did not engage Baker Tilly to provide any tax services or any services other than those described above.
Audit and Non-Audit Services Pre-Approval Policies and Procedures

The Audit Committee pre-approves the audit and non-audit services performed by the Company’s external audit firm in order to assure that they do not impair the external audit firm’s independence. The Audit Committee may also pre-approve tax services provided by the external audit firm, if any. In November 2016, the Audit Committee reviewed its Audit and Non-Audit Services Pre-Approval Policy and made no changes. Under this policy, the Audit Committee may pre-approve specific services in advance or may pre-approve one or more categories of audit and non-audit services. For all proposed services, the Audit Committee will, among other things, consider whether the external audit firm is the best positioned to provide the proposed services most effectively and efficiently based on its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the services are likely to enhance the Company’s ability to manage or control risk or improve audit quality. The Audit Committee may establish ceilings on the level of fees and costs of generally pre-approved services that may be performed. The Audit Committee has delegated to the Chair of the Audit Committee (and may delegate authority to any other member of the Audit Committee) authority to pre-approve up to $40,000 in audit and non-audit services, which authority may be exercised when the Audit Committee is not in session. At least annually, the external audit firm is required to report to the Audit Committee on the specific services provided and the amounts that have been paid to the external audit firm. The Chief Financial Officer is required to report to the Audit Committee on the specific services provided and the amounts paid by the Company. The Company's Internal Audit department is responsible for monitoring and reporting on the performance of all services provided by the external audit firm and to determine whether these services are in compliance with the Audit Committee’s policy. In 2016 and 2015, the Audit Committee approved 100 percent of all audit and non-audit services provided to the Company by Baker Tilly.

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BOARD OF DIRECTORS AND ITS COMMITTEES

Board Profile	Chesapeake Utilities Corporation 2016 Board Profile

The Board reflects a broad range of leadership, professional skills and experience; corporate governance and board service; experience in the markets in which we conduct business; economic and financial expertise; industry experience; public affairs experience; academia experience; and entrepreneurism that complements the Board as a whole. A majority of our Board currently serves or has served as chief executive officers of public and private organizations. Collectively, the Board has a strong background and experience in the utility and energy industry. The Board, management and employees are committed to continued earnings growth and increased stockholder value.

Director Independence

	An independent Board ensures that the Board is acting in the best interests of stockholders.	9 out of 10 (or 90%)Directors are independent.

Board Experience

2016 Strategic Accomplishments	The Board has a broad range of leadership and experience that have been beneficial as the Company has continued to grow.	Former and current CEOs serve on the Board.
•
Continued natural gas distribution and transmission system growth
•
Eight Flags' Combined Heat and Power plant became fully operational and generated both regulated and non-regulated energy operating income
•
Aspire Energy of Ohio, LLC, our natural gas infrastructure company, earned higher operating income from its first full calendar year of operations and was accretive to our Earnings Per Share
•
Implemented the strategy for several new business opportunities
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Continued investments to increase the reliability and integrity of the Company's natural gas distribution systems
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Oversight of the investments made in several ESNG projects which received FERC approval

Board Involvement

	The Board stays connected with employees, customers, stockholders, and the communities we serve.	A majority of directors have professional experience in our service areas.

Boardroom Culture

Financial Results	There is a strong boardroom culture with active participation by all Board members. The Board met 9 times in 2016.	Directors participated in 75 percent or more of Board and Committee meetings held in 2016.

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A decade of record earnings as a result of strong 2016 performance
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Net income increased by 8.6% over 2015
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Diluted Earnings Per Share increased by 5.1% over 2015
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The Company increased the dividend paid to stockholders by 6.1% in 2016
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We have invested more than $669 million in capital expenditures, including $73 million in acquisitions over the last 5 years
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Successful execution and placement of $57.4 million of new common stock (net proceeds)

Tenure on the Board

	Directors have a mix of skills and attributes that complement the Board as a whole.	The Board is comprised of a balanced mix of directors with diverse backgrounds that have been significant in the execution of the Company's short and long-term strategic initiatives.

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Director Independence

The independent directors bring expertise and a diversity of perspectives to the Board. The culture of the Board enables directors to openly express their opinions in the boardroom and engage in open dialogue. The NYSE Listing Standards governing independence require that a majority of the members of the Board be independent as defined by the NYSE. Members of the Board are independent if it is determined that the director has no material relationship with the Company except in his or her capacity as a director. To assist in making the determination of independence for each director, the Board previously adopted the Independence Guidelines, which are more stringent than the NYSE Listing Standards.
In accordance with the Independence Guidelines, on February 24, 2017, the Board conducted its annual review of director independence. During this review, the Board examined all direct and indirect transactions or relationships between the Company or any of its subsidiaries and each director and any immediate family member of the director and determined that no material relationships with the Company existed during 2016. On the basis of this review, the Board determined that nine directors (or 90 percent) are independent. Each of the following directors qualifies as an independent director as defined by the NYSE Listing Standards and in accordance with the standards set forth in the Independence Guidelines: Eugene H. Bayard, Thomas J. Bresnan, Ronald G. Forsythe, Jr., Thomas P. Hill, Jr., Dennis S. Hudson, III, Paul L. Maddock, Jr., Calvert A. Morgan, Jr., Dianna F. Morgan, and John R. Schimkaitis. Mr. McMasters, our President and Chief Executive Officer, is the only non-independent director.
Board Leadership

The Board is elected by the Company’s stockholders to oversee the direction and strategy of the business and ensure that it continues to operate in the best interests of all stakeholders. The Board works diligently to fulfill its fiduciary duties to protect the Company’s assets and stockholders’ investment. The Board is led by the Chair, who is elected annually by the Board. At its meeting on May 4, 2016, the Board elected John R. Schimkaitis to serve as the non-executive, independent Chair. Mr. Schimkaitis has served as Chair since 2015 and previously served as the Vice Chair of the Board from 2010 to 2015. Mr. Schimkaitis has performed the responsibilities prescribed to him by the Board and those detailed in the Corporate Governance Guidelines, including establishing the agenda for and leading Board meetings, and facilitating communications among Board members and communications between the Board and the Chief Executive Officer outside of Board meetings. Mr. Schimkaitis has more than 40 years of experience in the utility industry, including 25 years in key management roles within the Company.  This utility experience, his knowledge of the Company and its businesses, his understanding of the Delmarva and Florida markets, as well as his leadership skills are advantageous in leading the Board in the performance of its duties.
The Corporate Governance Committee regularly engages in discussion on Board composition and succession planning as further discussed on page 22. The Board may, at a future date, combine the Chair and Chief Executive Officer roles if the Board determines that such a leadership structure would be appropriate.
Board’s Role in Risk Oversight

The Board maintains an oversight role with respect to risk management and is ultimately responsible for ensuring that the Company’s risk management framework is sufficient given the Company’s business activities. Risks are considered in virtually every business decision and process, including the Company’s strategic planning process. We recognize that it is neither possible nor prudent to eliminate all risk. In fact, purposeful and appropriate risk taking is essential for the Company to continue to grow and execute its strategic plan.
The Company’s risk management framework includes the following components: risk identification, risk assessment, risk management and monitoring and communication. During the risk identification process, risk heat maps are developed. The risk heat maps reflect a variety of risks that the Company faces, including strategic, operational, compliance and financial risks that may affect the operations and/or financial performance of our businesses. During the risk management process, appropriate actions are identified to manage the specific risk, and processes are established to continually monitor identified risks.
Senior management is involved in the decision-making process, is aware of the known risks, and is intimately involved in the monitoring and mitigation of the identified risks. As part of its responsibilities, senior management updates the Board or Audit Committee, as appropriate, on the monitoring and mitigation of identified risks and the Board and/or Audit Committee provides direction to management as it deems appropriate. The Company’s executive officers report to the Board regularly regarding financial and investment decisions, strategic plan initiatives, and other activities that may involve material risks that the Company may face. Board members remain informed on industry trends, Company-wide strategic initiatives, key financial barometers and other matters relevant to the Company and its businesses. This provides the Board members with a comprehensive understanding of our initiatives, and allows the Board to effectively consider and evaluate the various risks associated with the Company, its businesses and its strategic initiatives.
In addition to the Board’s general oversight role, the Audit, Compensation and Corporate Governance Committees focus on specific risks. The Audit Committee reviews and discusses with management the Company’s guidelines and policies that govern the process by which

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risk assessment and risk management activities are undertaken. The Audit Committee also reviews with management the Company’s major risk exposures relating to strategic, operational, compliance, and financial areas and the steps management has taken to monitor and control such exposures. The Audit Committee approved the Company’s formal Global Risk Management Policy which outlines the Company’s risk management framework and serves to guide the Company’s overall risk management process. The Audit Committee receives updates and documents on this plan, including the Company’s short-term and long-term risk assessments and risk heat maps that reflect the Company’s most significant risks as discussed above. Formal risk identification, evaluation and monitoring steps are completed by the Company and reviewed with the Audit Committee, prior to finalizing the risk assessment and risk heat maps. In 2015, the Company engaged an independent third-party to conduct a more formalized cybersecurity and physical security program assessment across our technology environments and key facilities. Several recommendations from this independent assessment have been or are currently in process to be implemented throughout the organization. In 2016, the Company took the following actions, among others, to further protect our business from potential cyber or physical security risk: i) added additional key members to our team, ii) added new security mechanisms to further protect key assets, iii) developed strong relationships among the private sector and government agencies, iv) participated in several industry specific events, v) convened several security teams comprised of select members of management that collectively review best practices and security related matters, and vi) adopted several policies, controls and procedures to further enhance our security posture. The Audit Committee routinely receives updates and is actively engaged in these matters. The Audit Committee also reviews the Company’s insurance program and various coverages, which serve to mitigate some of the Company’s key risks. In 2016, the Audit Committee reviewed the Company's insurance coverage, including its cyber risk insurance.
The Compensation Committee focuses on our compensation program and ensures the program appropriately incentivizes short-term and long-term financial and operational performance, without encouraging unnecessary risk. The Compensation Committee also considers risks related to organizational development, executive recruitment, retention and succession planning. The Corporate Governance Committee focuses on risks that arise in connection with the Company’s governance structure and processes, including Board structure and composition, director independence, and related governance practices.
In addition, management-level committees have been established to assist in identifying, assessing and managing risks, including a Risk Management Committee. The Company also has internal resources that provide support, oversight and direction for the Company’s risk management programs. These programs are aligned with the Company’s other risk management functions under our Internal Audit team to provide a broader approach to identifying, assessing, managing and monitoring risk.
Overall, the Company maintains both top down and bottom up approaches in regards to risk identification, awareness, management and monitoring.

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Standing Committees of the Board

The standing committees of the Board are the Audit Committee, Corporate Governance Committee, Compensation Committee, and Investment Committee. Each of the committees is comprised solely of independent directors and reports their activities to the Board. Each Committee member attended 75 percent or more of such members' applicable committee meetings.
Audit Committee

In 2016, the Audit Committee continued to focus on the Company’s risk management process and the application of its process to the annual strategic planning process. The Audit Committee also focused on compliance with new accounting standards.

Thomas J. Bresnan
Audit Committee Chair

Independent Members: 4 Financially Literate: 4 Financial Experts: 4 Meetings Held in 2016: 6 Committee Members: Thomas J. Bresnan, Chair Ronald G. Forsythe, Jr. Thomas P. Hill, Jr. Dennis S. Hudson, III
Messrs. Bresnan, Forsythe, Hill and Hudson each qualify as an “audit committee financial expert” based on his experience and knowledge in accordance with the SEC rules. Biographical information on each Committee member can be reviewed beginning on page 4 of this Proxy Statement. Each Committee member participated in an annual training session given by Baker Tilly and other internal and third party experts on accounting trends, changes to the accounting standards, and their potential impact on the Company. None of the members of the Audit Committee currently serve on an audit committee of another public company.
Summary of Committee Responsibilities:

•	Appointment, compensation, oversight, retention and termination of the external audit firm

•	Discuss with management the adequacy and effectiveness of the Company’s internal accounting and disclosure controls

•	Review with management and the independent external audit firm the Company’s financial statements and Management’s Discussion and Analysis

•	Review the effect of regulatory and accounting initiatives on the Company’s financial statements

•	Review and discuss with management the Company’s risk assessment and risk management process

•	Review with management the Company’s major financial risk exposures and related internal controls

•	Review and discuss with management any related party transactions

•	Provide oversight of the Company’s internal audit function

•	Review and assess compliance with the Company’s Business Code of Ethics and Conduct, and Code of Ethics for Financial Officers

•	Review the Company’s procedures for complaints received by the Company regarding accounting, internal accounting controls or audit matters, including submissions by whistle-blowers, if any

•	Provide oversight for all matters related to the security of and risks related to information technology systems and procedures
You can review the Committee’s Charter at www.chpk.com/Our Company/Corporate Governance/Board and Board Committees/Audit Committee Charter for additional details on the Committee’s responsibilities.

Summary of Significant Activities in 2016:

•	Reviewed the Company’s risk management program and the application of its risk assessment process to the annual strategic planning process

•	Reviewed, discussed, and monitored the Company’s compliance with the implementation of the new accounting standard - Revenue from Contracts with Customers (ASC 606)

•	Reviewed with the Company’s Chief Internal Auditor the initial implementation of Sarbanes-Oxley related controls for Aspire Energy of Ohio, LLC

•	Reviewed and discussed with management complex accounting judgments and estimates for several transactions

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Corporate Governance Committee

In 2016, the Corporate Governance Committee enhanced the Board and Committee self-evaluation process. The Chair of the Board and Chair of the Corporate Governance Committee conducted one-on-one discussions with each member of the Board.

Calvert A. Morgan, Jr.
Corporate Governance Committee Chair
Independent Members: 3 Meetings Held in 2016: 4 Committee Members: Calvert A. Morgan, Jr., Chair Eugene H. Bayard Paul L. Maddock, Jr.
The Corporate Governance Committee, with the consent of the Board, may retain consultants or other advisors to assist it in fulfilling its responsibilities. In 2016, the Committee received information from legal counsel and other consultants on certain matters, including emerging trends and regulatory and legislative developments and their impact on the Company. The Committee also reviewed internally prepared information on governance trends and best practices.
Summary of Committee Responsibilities:

•	Review and assess the Company’s Corporate Governance Guidelines

•	Evaluate the size and composition of the Board and each standing Committee, in consultation with the Chair of the Board

•	Review eligibility guidelines for directors to ensure compliance with legal requirements

•	Evaluate director candidates and make appropriate recommendations to the Board

•	Evaluate, and discuss with the Board, the quality of the performance of the Board

•	Develop and recommend criteria and procedures to the Board to be utilized by the Board in evaluating the performance of each standing Committee

•	Evaluate and make a recommendation to the Board on stockholder proposals

•	Approve the service of Board members on the Board of any other public company

•	Review director and executive stock ownership guidelines and monitor progress toward meeting the guidelines
You can review the Committee’s Charter at www.chpk.com/Our Company/Corporate Governance/Board and Board Committee/Corporate Governance Committee Charter for additional details on the Committee's responsibilities.

Summary of Significant Activities in 2016:
• Enhanced the Board and Committee self-evaluation process, including the Board Chair and Corporate Governance Committee Chair conducting one-on-one discussions with directors and implementing modifications to the evaluation methodology
• Continued to implement the Board succession plan to ensure substantive expertise and experiences are aligned with Chesapeake’s long-term strategic plan
• Reviewed best practices with regards to stock ownership and retention guidelines for non-management directors and aligned the guidelines with such practices
• Reviewed corporate governance practices generally, including emerging trends and regulatory and legislative initiatives

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Compensation Committee

In 2016, the Committee continued to focus on enhancing the Company’s organizational development and succession planning to ensure that the Company is positioned to support its short-term and long-term strategic growth initiatives. In connection with this positioning, the Committee recommended to the Board the approval of several new officer level positions.

Dianna F. Morgan
Compensation Committee Chair
Independent Members: 3 Meetings Held in 2016: 6 Committee Members: Dianna F. Morgan, Chair Dennis S. Hudson Calvert A. Morgan, Jr.
The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any consultant or other advisor it retains. The Committee may, in its sole discretion, engage a consultant or other advisor to assist in the evaluation of executive and director compensation. The Committee retained Frederic W. Cook & Co. (“Cook & Co.”) for services to be performed in 2016. The Compensation Committee reviewed the independence of Cook & Co. After considering various factors, including the specific factors described in the SEC rules and those provided under the NYSE’s Listing Standards, the Compensation Committee determined that Cook & Co. is independent and no conflicts of interest exist with respect to Cook & Co.
Summary of Committee Responsibilities:

•	Appointment, compensation and oversight of the work of any consultant or other advisor retained by the Committee

•	Design and administer the policies and practices related to executive compensation

•	Administer the Company’s plans under which cash and equity incentive awards are granted

•	Evaluate the Company’s director compensation arrangements

•	Review, in conjunction with the Chief Executive Officer, management succession plans

•	Review and discuss with management the Compensation Discussion & Analysis in the Proxy Statement

•	Review the results of stockholder advisory votes on the frequency that stockholders will vote on executive officer compensation

•	Review the results of stockholder advisory votes on executive compensation
You can review the Committee’s Charter at www.chpk.com/Our Company/Corporate Governance/Board and Board Committees/Compensation Committee Charter for additional details on the Committee’s responsibilities.
Summary of Significant Activities in 2016:

•	Discussed organizational development and succession planning

•	Recommended to the Board the approval of several new officer level positions that will support the Company’s growth

•	Considered a market analysis prepared by Cook & Co. that compared the Company’s executive compensation against market data for the Company’s peer group, as well as from industry published survey data

•	Reviewed compensation practices generally, including emerging trends and regulatory and legislative initiatives

Investment Committee
In 2016, the Board established the Investment Committee to assist in oversight of the Company's business strategy which includes the continued pursuit of growth, both organically and through acquisitions. The Investment Committee reviews and approves, when appropriate, capital projects not to exceed $40 million. The members of the Investment Committee are currently John R. Schimkaitis, Chair, Thomas J. Bresnan, Thomas P. Hill, Jr., and Calvert A. Morgan, Jr. In 2016 the Investment Committee held two meetings during which they reviewed several projects including an overview of the initiative, estimated investment, internal rate of return, strategic fit of the project, and risks associated with each project. The Committee exercises its responsibilities in a manner consistent with the Company's goal of pursuing long-term growth in shareholder value.

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CORPORATE GOVERNANCE
Director Nomination Process

The Corporate Governance Committee regularly engages in discussion on Board composition and succession planning. The Corporate Governance Committee identifies potential director nominees through contacts in the business, civic and legal communities and a variety of other sources. The Committee may retain a search firm or utilize third-party database search tools to identify director nominees. Stockholders may nominate candidates for election as directors by submitting a written submission to the Corporate Secretary at the Company’s principal offices not less than 90 days nor more than 120 days prior to the annual meeting at which directors are to be elected. The written submission must comply with the provisions of the Company’s Bylaws and the Corporate Governance Committee’s Charter. The Corporate Governance Committee will consider all candidates recommended by stockholders who comply with these provisions and satisfy the Director Eligibility Guidelines.
The Corporate Governance Committee will consider several factors prior to nominating a candidate. Generally, the Committee will consider the existing size and composition of the Board, evaluate biographical information and other background material, and interview each candidate selected. The Committee will apply any director selection criteria adopted by the Corporate Governance Committee based on the circumstances at the time and the criteria set forth in the Company’s Corporate Governance Guidelines. In addition to the personal characteristics and core competencies provided in our Director Eligibility Guidelines described below, the Corporate Governance Committee reviews other criteria such as: a candidate’s judgment; knowledge of our industry; business and service areas; community involvement; availability and commitment to carry out the responsibilities as a director of the Company (directors may not be directors of more than two public companies in addition to the Company); and the candidate’s independence under applicable regulations and listing standards.

Director Eligibility Guidelines

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Leadership in a particular field of expertise
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Education or experience that enables the exercise of sound business judgment
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Integrity and the highest ethical character
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Personal and professional reputations that are consistent with the Company’s image and reputation
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Background or experience that enables differing points of view

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Willingness to listen and work in a collegial manner
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Knowledge, experience and skills that enhance the mix of the Board’s core competencies
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Professional achievement generally through service as a principal executive of a major company; distinguished member of academia; partner in a law firm or accounting firm; successful entrepreneur; or similar position of significant responsibility

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Absence of any real or perceived conflict of interest that would impair the director’s ability to generally represent the interest of the Company’s stockholders
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Individual contribution in terms of knowledge, experience and skills that enhances the Board’s mix of core competencies and further maximize stockholder value

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Governance Trends and Director Education

The Board and its Committees proactively monitor legislative and regulatory initiatives, market trends, as well as other corporate governance trends and their potential impact on the Company. Each director has access to publications and other resources that cover these matters. In 2016, the Board received a presentation from an industry expert on the potential impact of the presidential election on energy policy. In 2014 and 2015, the Board received presentations from two of our long-term institutional investors, which provided additional information on portfolio management roles and processes associated with their investment decisions, as well as the firms’ views on the Company’s performance, industry dynamics, and valuation. In previous years, professionals in the financial community presented on various aspects of the utility industry, including the then current macro economic outlook, market trends, utility industry fundamentals, downstream utility focus, current valuations, investor perception, industry framework, and current industry topics. Experts in the areas of corporate governance, proxy advisory services and investor relations have also spoken to the Board on regulatory actions, governance trends and various other corporate governance topics. The Board has also received corporate governance updates from a Chancellor from the Delaware Court of Chancery, a Chief Justice of the Delaware Supreme Court, and established members of the academic, governance, investor relations, legal and financial communities who are experienced in the utilities industry and the broader market. Directors participated in continuing education sessions to remain informed on recent trends applicable to their Committee duties. Certain directors also participate in continuing legal education. Newly elected directors participate in a comprehensive director orientation program that covers, among other things, our strategy, business structure, financial performance, and competitive landscape. As part of this program, directors are invited to participate in a tour of selected facilities of the Company. Several of our Board meetings are held in various locations throughout our service territories. This provides directors the opportunity to become more familiar with our operations and the communities we serve. During these visits, the Board also has the opportunity to engage with our employees in the applicable service areas. Industry experts have also spoken to the Board on such topics as energy trends, market factors and competition, growth opportunities, key customer growth expectations, and future outlook.
The Committees actively engage with senior management and other parties when necessary to further assess the current environment or respond to governance related matters. Cook & Co. has routinely provided the Compensation Committee with updates on the status of compensation-related initiatives under the Dodd-Frank Act. The Corporate Governance Committee and Audit Committee each routinely receive updates on matters applicable to their responsibilities from legal counsel and independent consultants. The Committees also receive regulatory and legislative updates at their respective meetings.
Corporate Governance Practices

Governance Transparency and Accountability. The Board and Corporate Governance Committee annually review our corporate governance documents and practices to ensure that they provide the appropriate framework under which the Company operates. Our corporate governance documents can be viewed on our website at www.chpk.com/our-company/corporate-governance. These documents include the Charters for each standing Board Committee – Audit Committee, Compensation Committee, Corporate Governance Committee and Investment Committee; Corporate Governance Guidelines; Business Code of Ethics and Conduct (“Code of Ethics”); Code of Ethics for Financial Officers; Corporate Governance Guidelines on Director Independence; and Communications with the Board. Additional information in the Corporate Governance section of our website includes the composition of our Board and Committees and a summary of our Ethics and Compliance Program. Under the Investors section of our website, www.investor.chpk.com, we provide links to our filings with the SEC, including our Annual Report on Form 10-K and quarterly reports on Form 10-Q, and equity ownership reports for our executive officers. Under the News section of our website, www.chpk.com/news, we provide press releases on financial, corporate and community activities. In this section on our website, you can also read more about the Company's Combined Heat and Power Plant being named "Best CHP Project of the Year", our Delmarva propane operations being named the "Best Gas Company" on the Delmarva Peninsula, two of our subsidiaries (Eastern Shore Natural Gas and Florida Public Utilities Company) receiving national safety awards, an announcement of the Company's largest natural gas pipeline expansion (Eastern Shore Natural Gas - 2017 System Expansion Project), recognition the Company received for its involvement in the community, as well as information about the Company being named a Top Workplace in Delaware (for the fifth consecutive year).
Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines, which consist of a series of policies and principles that are adhered to when overseeing the corporate governance of the Company. The Corporate Governance Guidelines focus on Board composition and director qualifications, Board meetings, Board committees, Board access to management and advisors, Board relationship to senior management, director compensation, and annual review of Board and Committee effectiveness.
Code of Ethics. The Board has adopted a Code of Ethics that reflects our commitment to continuously promote professional conduct throughout the organization, and to ensure that representatives of the Company demonstrate good ethical business practices. Directors are required to disclose any conflict of interest to the Company’s non-management, independent Chair of the Board and to refrain from voting on any matter(s) in which they have a conflict. In considering whether an actual conflict of interest exists, factors to be considered include, but are not limited to, the benefit to the Company and the aggregate value of the transaction.

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The Board has also adopted a Code of Ethics for Financial Officers that provides a framework for honest and ethical conduct by our financial officers as they perform their financial management responsibilities. The Code of Ethics for Financial Officers is applicable to the Chief Executive Officer, President, Chief Financial Officer, Treasurer, Corporate Controller, and others who are responsible for ensuring accurate and timely disclosures of financial information within our filings with the SEC. Other senior managers with accounting and financial reporting oversight must annually confirm compliance with the Code of Ethics for Financial Officers.
Related Persons Transactions. We review relationships and transactions in which the Company, or any of its subsidiaries, and our executive officers, directors, director nominees, 5% or greater stockholders or their immediate family members are participants to determine whether such related persons have a direct or indirect material interest. A related person transaction would include, but is not limited to, any financial transaction, arrangement or relationship, any indebtedness or guarantee of indebtedness and any series of similar transactions, arrangements or relationships. In determining whether to approve or ratify a related person transaction, the disinterested members of the Audit Committee, as part of an annual review or as required, will consider the relationship of the individual to the Company, the materiality of the transaction to the Company and the individual, and the business purpose and reasonableness of the transaction. The Audit Committee may approve or disapprove the transaction and direct the officers of the Company to take appropriate action. The Audit Committee may also refer the matter to the full Board with a recommendation. If it is determined that a related person transaction is directly or indirectly material to the Company or a related person, the transaction will be disclosed in the Company’s proxy statement.
The Company has established procedures in order to identify material transactions and determine, based on the relevant facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. This includes discussions with the Company’s Board, as well as dissemination of a questionnaire that directors and executive officers are required to complete annually. Director nominees, including those nominated by stockholders, are also required to complete a questionnaire in a form similar to that completed annually by directors and executive officers.
The Company’s Code of Ethics requires that individuals provide prompt and full disclosure of all potential conflicts of interest (including related person transactions) to the appropriate person. These conflicts of interest may be specific to the individual or may extend to his or her family members. Any officer who has a conflict of interest with respect to any matter is required to disclose the matter to the Chief Executive Officer, or if the Chief Executive Officer has a conflict of interest, the Chief Executive Officer would disclose the matter to the Audit Committee. All other employees are required to disclose any conflict of interest to Internal Audit. Directors are required to disclose any conflict of interest to the Chair of the Board and to refrain from voting on any matter(s) in which they have a conflict. In addition, directors, executive officers and designated employees disclose to the Company, in an annual ethics questionnaire, any current or proposed conflict of interest (including related person transactions).
All employees and executive officers are encouraged to avoid relationships that have the potential for creating an actual conflict of interest or a perception of a conflict of interest. The Company’s Code of Ethics provides specific examples that could represent a conflict of interest, including, but not limited to, the receipt of any payment, services, loan, guarantee or any other personal benefits from a third party in anticipation of or as a result of any transaction or business relationship between the Company and the third party. No employee or executive officer is permitted to participate in any matter in which he or she has a conflict of interest unless authorized by an appropriate Company official and under circumstances that are designed to protect the interests of the Company and its stockholders and to avoid any appearance of impropriety.
For the period beginning January 1, 2016 and ending March 10, 2017, there were no transactions, or currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.
Anti-Hedging Policy and Pledges of Securities. Directors, executive officers and employees of the Company may not engage in hedging transactions related to the Company's stock or pledge the Company's stock as collateral for a loan. The Chief Financial Officer may grant an exception to an individual who desires to pledge the Company's stock as collateral for a loan (excluding margin debt) if such individual clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. No exception was granted in 2016 or as of the date of this Proxy Statement.
Executive Sessions. The Chair of the Board presides over executive sessions of the non-management directors. The Company’s Corporate Governance Guidelines ensure the integrity of these meetings by providing that the Chair of the Corporate Governance Committee would preside over these meetings in the event that the Chair of the Board was a management director. The Corporate Governance Guidelines also provide that if the non-management directors included any director who did not qualify as independent under the NYSE Listing Standards, the independent directors would meet at least annually without the non-independent director(s).

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Board and Committee Self-Evaluations

Annually, the Corporate Governance Committee reviews and establishes the criteria that is used by the Board and each standing Committee prior to conducting self-evaluations for performance during the preceding year. The Board and its Committees conduct self-evaluations to, among other things, assess the qualifications, attributes, skills and experience represented on the Board and its Committees; ensure that appropriate resources are available to the Board and its Committees; and ensure the Board and its Committees are functioning effectively. In 2016, the Board and Committee self-evaluation process was enhanced, including the Chair of the Board and the Chair of the Corporate Governance Committee conducting one-on-one discussions with each director and implementing modifications to the evaluation methodology. The Chair of the Corporate Governance Committee receives a report of the results of the Board and Corporate Governance Committee Self-Evaluations. The Chairs of the Audit Committee and Compensation Committee receive a report of the results of their respective Committee Self-Evaluations. The Committee Self-Evaluation results are discussed at Committee meetings and reported to the Board at the next Board meeting. The Chair of the Corporate Governance Committee reports the results of the Board Self-Evaluation at the next Board meeting.
Communications with the Board, Stockholders and the Financial Community

Communications with the Board. Stockholders and other parties interested in communicating directly with the Board, a committee of the Board, any individual director, the director who presides at executive sessions of the non-management or independent directors, or the non-management or independent directors, in each case, as a group, may do so by sending a written communication to the attention of the intended recipient(s) in care of the Corporate Secretary at Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904. All communications must be accompanied by the following information: (i) if the person submitting the communication is a stockholder, a statement of the type and amount of securities of the Company that the person holds; (ii) if the person submitting the communication is not a stockholder and is submitting the communication to the non-management or independent directors as an interested party, the nature of the person’s interest in the Company; (iii) any special interest of the person in the subject matter of the communication; and (iv) the address, telephone number and email address, if any, of the person submitting the communication.
The Corporate Secretary will forward all appropriate communications to the intended recipient(s). Communications relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee with respect to such matters. These communications procedures have been unanimously approved by the independent directors.
Communications with Stockholders and the Financial Community. In addition to the above, we present information on the Company at the American Gas Association’s Annual Financial Forum, where we have the opportunity to communicate with security analysts, portfolio managers, investors, rating agencies and investment bankers. Those attending the presentation have an opportunity to ask questions and interact with the management team. Annually, we conduct road shows and participate in industry conferences where current and potential investors, as well as other members of the financial community, receive information about the Company. On August 11, 2016 the Company hosted its first annual Investor Day to discuss the Company's growth strategy, current businesses, and financial results. Participants were also invited to attend a tour of Eight Flags Energy's Combined Heat and Power plant. We also hold quarterly conference calls to discuss our financial results with stockholders and the financial community. In addition, a presentation is given to investors immediately following our Annual Meeting of Stockholders. In 2016, all of the directors were in attendance at the Annual Meeting of Stockholders.
Information about Chesapeake Utilities Corporation and our family of businesses is available at www.chpk.com or through our IR App. The IR App can be downloaded for free through the App Store on an iPhone or iPad, or Google Play on an Android mobile device by searching for Chesapeake Utilities Corporation.
STOCK SPLIT

On September 8, 2014, the Company effectuated a three-for-two stock split in the form of a stock dividend. The stock split highlights the shareholder value creation over the long-term as well as the short-term.

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OWNERSHIP OF OUR STOCK
Security Ownership of Certain Beneficial Owners and Management

The table below provides the number of shares of our common stock beneficially owned as of March 10, 2017 by each director and director nominee, by each named executive officer in the Summary Compensation Table, as well as the number of shares beneficially owned by all of the directors, director nominees and named executive officers as a group. No shares of our common stock have been pledged as security by a director or named executive officer. The table also provides information for each other person known to us to beneficially own five percent or more of our common stock.

Name of Beneficial Owner	Qualified 401(k) Retirement Savings Plan	Non-Qualified Deferred Compensation Plan(1)	Total Shares Owned Beneficially(2)(3)	Percent of Class
Eugene H. Bayard	—	—	29,366	*
Elaine B. Bittner	7,746	2,721	32,177	*
Thomas J. Bresnan	—	8,862	19,603	*
Beth W. Cooper	11,569	14,414	65,933	*
Ronald G. Forsythe, Jr.	—	2,285	2,769	*
Thomas P. Hill, Jr.	—	6,414	27,781	*
Jeffry M. Householder	—	7,527	9,619	*
Dennis S. Hudson, III	—	—	11,220	*
Paul L. Maddock, Jr.	—	—	46,317	*
Michael P. McMasters	19,568	43,710	141,370	*
Calvert A. Morgan, Jr.	—	—	43,354	*
Dianna F. Morgan	—	—	12,010	*
John R. Schimkaitis(4)	—	—	145,112	*
Stephen C. Thompson	22,043	—	92,793	*
Executive Officers and Directors as a Group	60,926	85,933	679,424	4.16%
* Less than one percent.

Name of Investment Advisor
T. Rowe Price Associates, Inc.(5) 100 E. Pratt Street Baltimore, MD 21202	—	—	1,538,892	9.40%
BlackRock, Inc.(6) 55 East 52nd Street New York, NY 10055	—	—	972,470	6.00%

(1) The Non-Qualified Deferred Compensation Plan enables non-employee directors to defer all or a portion of their cash and/or equity annual retainers on a pre-tax basis. The named executive officers can also defer base salary, cash incentive awards and equity incentive awards on a pre-tax basis under the Non-Qualified Deferred Compensation Plan. See the description of the Non-Qualified Deferred Compensation Plan on page 48.
(2) Unless otherwise indicated in a footnote, each beneficial owner possesses sole voting and sole investment power with respect to his or her shares shown in the table.
(3) Voting rights are shared with spouses and other trustees in certain accounts for Thomas J. Bresnan (10,741 shares), Beth W. Cooper (1,985 shares), Jeffry M. Householder (387 shares), Paul L. Maddock, Jr. (18,000 shares), Calvert A. Morgan, Jr. (18,829 shares) and John R. Schimkaitis (111,394 shares). Independent accounts are held by the spouses of Thomas P. Hill, Jr. (13,196 shares) and Michael P. McMasters (54 shares).
(4) Mr. Schimkaitis held the position of Chief Executive Officer of the Company from January 1999 until his retirement in December 2010. Mr. Schimkaitis received a reduced early retirement payment under the Pension Plan. Mr. Schimkaitis received his distribution in the form of a lump sum after providing property equal to 125 percent of the restricted portion of the lump sum in accordance with the Internal Revenue Code’s tax requirements. Currently, Mr. Schimkaitis has deposited 12,500 shares in escrow to satisfy the requirement. This property was placed in escrow, with oversight by a third party escrow agent. Until the Pension Plan is fully funded, as defined under the Internal Revenue Code, each year, shares equal to the value of payments that would have been paid to Mr. Schimkaitis if he had elected the life annuity form of distribution will become unrestricted and returned to Mr. Schimkaitis, subject to the remaining property retaining a minimum market value.
(5) According to their report on Schedule 13G/A, filed on February 7, 2017, T. Rowe Price Associates, Inc. (“T. Rowe Price”) was deemed to beneficially own 1,538,892 or 9.4 percent, of our common stock as of December 31, 2016. According to the Schedule 13G/A, T. Rowe Price had sole power to vote 393,445 shares and to dispose of 1,538,892 shares. T. Rowe Price’s Schedule 13G/A, as filed with the SEC, certified that it acquired the shares of our common stock in the ordinary course of business and not for the purpose of changing or influencing the control of the Company.
(6) According to their report on Schedule 13G/A, filed on January 23, 2017, BlackRock, Inc. (“BlackRock”) was deemed to beneficially own 972,470 shares, or 6.0 percent, of our common stock as of December 31, 2016. According to the Schedule 13G/A, BlackRock had sole power to vote 941,774 shares and to dispose of 972,470 shares. BlackRock’s Schedule 13G/A, as filed with the SEC, certified that it acquired the shares of our common stock in the ordinary course of business and not for the purpose of changing or influencing the control of the Company.

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 26

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires each of the Company’s directors and executive officers, and any beneficial owner of more than 10 percent of our common stock, to file reports with the SEC. These include initial reports and reports of changes in the individual’s beneficial ownership of the Company’s common stock. Such persons are also required by SEC regulations to furnish the Company with copies of such reports. To our knowledge, based solely on the review of such reports furnished to the Company and on the written representations made by such persons that no other reports were required, the Company believes that during the year ended December 31, 2016 all directors and executive officers filed on a timely basis the reports required by Section 16(a). We are not aware of any person or entity that beneficially owns more than ten percent of the Company’s common stock.
DIRECTOR COMPENSATION

The Compensation Committee, which consists solely of independent directors, reviews director compensation annually to ensure the appropriate compensation arrangements are in place for non-employee directors. The Committee subsequently reports its findings and any recommendations to the Board. The Board approves all director compensation arrangements. A director who is also an employee of the Company receives no additional compensation for his or her service as a director.
Non-employee Director Compensation

Each non-employee director receives cash and equity compensation for his or her service on the Board. In May 2016, the Board approved several changes to non-employee director compensation as reflected in the table below. Directors may not elect to receive their cash compensation in stock. Directors are also reimbursed for business expenses incurred in connection with attending meetings and performing other Board-related services, including external director education.

	2016 Annual Meeting until the 2017 Annual Meeting	2015 Annual Meeting until the 2016 Annual Meeting
Board Retainers(1)
Board Member - Cash	$70,000	$65,000
Board Member - Equity(2)	$60,000	$55,000
Board Chair	$65,000	$65,000
Committee Retainers(3)
Committee Member	$5,000	$5,000
Audit Committee Chair	$12,000	$12,000
Compensation Committee Chair	$10,000	$10,000
Corporate Governance Committee Chair	$8,000	$8,000

(1)	No additional compensation is received for attendance at a Board or Committee meeting.

(2)	Fractional shares are rounded down to the nearest whole number.

(3)
In addition to Board retainers, Committee members receive a retainer fee for each Committee on which he or she serves with the exception of the Investment Committee. The Chair of each Committee also receives a Chair retainer for his or her service in such capacity with the exception of the Investment Committee.

2013 Stock and Incentive Compensation Plan

In 2013, stockholders approved the Company’s 2013 Equity Plan under which non-employee directors are eligible to receive shares of our common stock. The full text of the plan can be reviewed on page 55 of our Proxy Statement that was filed with the SEC on April 2, 2013. The 2013 Equity Plan enhances stockholder value by ensuring that directors have a proprietary interest in our growth and financial success. The Board has the authority to determine the number and type of equity or stock awards to be granted to non-employee directors under the 2013 Equity Plan. Each director has the right to vote the shares awarded under the 2013 Equity Plan and to receive dividends on the shares. Each director is individually responsible for any tax obligations in connection with these shares.

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 27

Non-Qualified Deferred Compensation Plan

Directors may defer all or a portion of their annual retainers in accordance with the Chesapeake Utilities Corporation Non-Qualified Deferred Compensation Plan (the “Non-Qualified Deferred Compensation Plan”) which is described in detail on page 48 in this Proxy Statement. Deferrals made under the Non-Qualified Deferred Compensation Plan are on a pre-tax basis until the director's separation from service with the Company and its affiliates or another specified date. At all times, directors have a 100 percent vested interest in the amount of cash or stock that is deferred.
Director Stock Ownership

In 2016, the Board reviewed the stock ownership and retention guidelines for non-management directors and approved changes to the Corporate Governance Guidelines to better align the Company's stock ownership requirement for non-management directors with best practices. The Company requires that each non-management director shall own, beneficially and of record, that number of shares of common stock of the Company that have a total market value equal to not less than five times the annual cash retainer for service on the Board for a non-management director at the time such director is appointed or elected to the Board (excluding any cash retainer received for service on a committee of the Board or as Chair of the Board) (the “Director Stock Ownership Requirement”). Each non-management director shall have five years from the later of (i) the date of such director’s initial appointment or election to the Board and (ii) the date of the effectiveness of these director stock ownership guidelines to comply with the Director Stock Ownership Requirement (the “Compliance Period”). Once a director has reached the Director Stock Ownership Requirement, that director will remain in compliance with the Director Stock Ownership Requirement so long as such director shall maintain record and beneficial ownership of such number of shares of common stock of the Company owned at the time the Director Stock Ownership Requirement is met for director’s entire term of service on the Board regardless of any changes to the annual cash retainer for non-management directors or fluctuations in the Company's stock price. Should a non-management director at any time following the Compliance Period cease to comply with the Director Stock Ownership Requirement, the Corporate Governance Committee, in its sole discretion, may review and address any such shortfall in ownership as it deems appropriate. All directors currently own shares of stock exceeding this threshold or will continue to acquire shares in an effort to achieve their requisite ownership within the established timeframe.
Independent Compensation Consultant's Report

In May 2016, the Compensation Committee received a Non-Employee Director Compensation presentation (the “Analysis”) prepared by Cook & Co. The Analysis compared our then current director compensation arrangements against the Company’s peer group and a broader utility industry. The peer group used for the purposes of this Analysis is the same group of companies used to evaluate the Company’s executive compensation program. The Analysis reviewed various elements of director compensation, including annual cash and equity retainers, meeting fees, and committee compensation. The Compensation Committee reviewed and discussed the Analysis that was prepared by Cook & Co.  The Compensation Committee, after consideration of the Analysis and other relevant factors, recommended to the Board increases to the Board cash and equity retainers to further align director compensation with that of the peer group and broader industry. The Board approved the Compensation Committee's recommendations at its meeting held in May 2016, as reflected in the Non-employee Director Compensation Table on page 27. In the future, the Board may modify director compensation as it deems appropriate.

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 28

2016 Director Compensation

The following table reflects compensation paid to non-employee directors for services performed during 2016:

	2016 Director Compensation
Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total(3) ($)
Eugene H. Bayard	75,000	59,944	134,944
Thomas J. Bresnan(4) (5)	87,000	59,944	146,944
Ronald G. Forsythe, Jr. (5)	75,000	59,944	134,944
Thomas P. Hill, Jr. (4) (5)	75,000	59,944	134,944
Dennis S. Hudson, III	80,000	59,944	139,944
Paul L. Maddock, Jr.	75,000	59,944	134,944
Calvert A. Morgan, Jr. (4)	88,000	59,944	147,944
Dianna F. Morgan	85,000	59,944	144,944
John R. Schimkaitis(4)	135,000	59,944	194,944

(1)	The Fees Earned or Paid in Cash column reflects Board and Committee retainers paid in May 2016.

(2)
The Stock Awards column reflects the grant date fair value on May 4, 2016 of $59,944 (953 shares based upon a price per share of $62.90, the closing price on May 4, 2016). The stock awards and all prior stock awards are fully vested in that they are not subject to forfeiture.

(3) There is no compensation that needs to be included in Option Awards, Non-equity Incentive Plan Compensation, or Change in Pension Value and Non-Qualified Deferred Compensation Earnings or All Other Compensation columns. Dividends on deferred stock units in the Non-Qualified Deferred Compensation Plan (which are settled on a one for one basis in shares of common stock) are the same as dividends paid on the Company’s outstanding shares of common stock. Additionally, cash meeting compensation deferred under the Non-Qualified Deferred Compensation Plan have investment crediting options that are the same as investment options available to all employees under the Company's Retirement Savings Plan (a qualified 401(k) Plan). As a result, the directors participating in the Non-Qualified Deferred Compensation Plan do not receive preferential earnings on their investments. Directors do have the ability to purchase propane at the same discounted rate that we offer to our employees, the value of which, when combined with all other perquisites and personal benefits, does not exceed $10,000 in the aggregate.

(4)	No additional compensation was paid to Messrs. Bresnan, Hill, C. Morgan and Schimkaitis for their service on the Investment Committee.
(5) Mr. Bresnan deferred his annual stock retainer ($59,944). Dr. Forsythe deferred a portion of his annual stock retainer ($29,940). Mr. Hill deferred his annual cash retainer ($70,000), committee member retainer ($5,000), and annual stock retainer ($59,944). Mr. Schimkaitis deferred his annual stock retainer ($59,944). All deferrals were made in accordance with the terms of the Non-Qualified Deferred Compensation Plan.

REPORT OF THE COMPENSATION COMMITTEE ON COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. The Compensation Committee, based on its review and discussions, has recommended to the Board the following Compensation Discussion and Analysis be included in this Proxy Statement and filed with the SEC.
The information in this Report shall not be considered “soliciting material,” or to be “filed” with the SEC nor shall this information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company incorporated it by specific reference.
This report is provided by the following independent directors who comprise the Compensation Committee:
THE COMPENSATION COMMITTEE

Dianna F. Morgan, Chair	Dennis S. Hudson, III	Calvert A Morgan, Jr.

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 29

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary

We are committed to pursuing growth opportunities in a manner that generates future value for our stockholders. In 2016, we achieved a decade of record earnings growth. In 2016, our net income was $44.7 million, or $2.86 per share (diluted) compared to $41.1 million, or $2.72 per share (diluted) in 2015. This represents an increase in diluted earnings per share of $0.14, or 5.1 percent.
We experienced strong financial performance in 2016 as a result of our employees' continued efforts to transform opportunities into profitable growth. Net income and earnings per share increased despite significantly warmer temperatures, primarily during the first quarter of 2016. We remained steadfast in the continued execution of our strategic plan. The higher earnings resulted from growth in the Company's natural gas transmission and distribution businesses, increased earnings from Aspire Energy of Ohio, our natural gas infrastructure company, income generated from and associated with services to the Combined Heat & Power plant in Florida, and increased gross margin generated by additional investments in the Florida Gas Reliability Infrastructure Program, a natural gas pipe replacement program approved by the Florida Public Service Commission. All of these efforts position our Company for continued growth in the future. In 2016, our results translated into an 11.3 percent return on equity (“ROE”), which represents performance exceeding regulated utility returns.
In 2016, the Board increased the dividend paid to our stockholders on an annualized basis by $0.07 per share, or 6.1 percent. This resulted in an annualized dividend of $1.22 per share. In 56 consecutive years, the Company has either maintained or increased its annualized dividend that has been paid to stockholders. The growth in our dividend reflects the financial strength of the Company. The Company is positioned to have sustainable dividend growth and is committed to dividend growth that is supported by earnings growth. Please refer to the chart on the next page which reflects the annualized dividend growth.

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 30

Annualized Dividend Growth
The combination of stock price appreciation and dividends for the year produced a total return to stockholders of approximately 20 percent. Over each period considered (one, three, five, ten or twenty years), stockholders have earned 13.9 percent or more annually on their Chesapeake investment. In comparison to the broader market (NYSE listed companies), Chesapeake is in the top quartile for 4 of the 5 periods.
Total Shareholder Return
(For the periods ended December 31, 2016)
*See page 35 for information on our peer group.

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 31

Our strong performance in 2016 is a result of our steadfast commitment to pursuing growth opportunities with discipline, determination and drive. Our results in 2016 are a culmination of the growth efforts that we initiated several years ago. Our earnings growth, because of the significance of our regulated operations, is driven by the additional capital investments we make. To sustain or increase our earnings growth rate, we invest in additional capital expenditures that generate returns equal to or greater than their respective target returns. We continued to expend high levels of capital expenditures, with an investment of $169.4 million in new capital expenditures in 2016. We have invested approximately $669 million over the last five years, which represents approximately 83 percent of the Company's total capitalization of $805 million at December 31, 2016. The following reflects annual capital expenditures (including acquisitions) to average total capitalization for the 12 months ended December 31.
Investing For Future Growth
(Capital Expenditures [including acquisitions] / Average Total Capitalization)

35.0%
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
13.3%
22.0%
28.6%
22.9%
29.5%
31.1%
2011
2012
2013
2014
2015
2016

The Compensation Committee’s approach to executive compensation encompasses practices that focus on a fair, reasonable and competitive executive compensation program while also aligning total compensation to our business objectives and performance. These practices include, but are not limited to:

•	The Compensation Committee retains discretion in administering all awards and performance goals, and determining performance achievement.

•	Each incentive award features a cap on the maximum amount that can be earned for any performance period.

•
Dividends on the equity incentive awards accrue in the form of dividend equivalents during the performance period and are only paid to the named executive officers if the awards are earned and then only in proportion to the actual shares earned.

•	Equity incentive awards vest based on performance.

•	Stock ownership guidelines are in place for the named executive officers, with a specified time frame to attain the ownership threshold.

•
Each named executive officer is subject to a compensation recovery policy that requires the repayment by the executive if an incentive award was calculated based upon the achievement of certain financial results or other performance metrics that, in either case, were subsequently found to be materially inaccurate.

•	The Company does not provide excise tax gross-up protections.

•	Named executive officers may not engage in hedging transactions and generally may not pledge the Company's stock as collateral for a loan.

•
The Non-Qualified Deferred Compensation Plan and the Chesapeake Utilities Corporation Supplemental Executive Retirement Plan (the "Pension SERP"), which was frozen as of January 1, 2005, are traditional plans that cover compensation not included in the qualified plans as a result of IRS compensation limitations. These plans do not provide additional benefits to the named executive officers or additional future years of service.

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 32

•
With the exception of Company vehicles that are available for personal use, but which are treated as compensation to the named executive officers, there are no perquisites. Named executive officers participate in the same benefits that are available to other employees of the Company.

•	The life insurance benefit provided to employees of the Company is capped at $500,000, which limits the benefit to highly compensated individuals.
The Compensation Committee promotes a pay-for-performance culture by designing an executive compensation program that includes both base salary and performance-based incentive awards. Our Compensation Committee focuses on aligning total compensation with our business objectives thereby increasing stockholder value. Our executive compensation program consists of three components – base salary, performance-based cash incentive awards (“cash incentive awards”) granted pursuant to our Cash Bonus Incentive Plan ("2015 Cash Plan"), and performance-based equity incentive awards (“equity incentive awards”) granted pursuant to the 2013 Equity Plan. The Compensation Committee believes that our compensation program aligns the financial interests of the executive officers with the interests of stockholders.
Key Compensation Committee Actions Relating to Compensation Received by Named Executive Officers in 2016

The Compensation Committee sets base salaries at competitive levels to attract, recruit, and retain executive officers that have the knowledge and skills necessary to achieve the Company’s established goals. For 2016, the Compensation Committee considered the following prior to adjusting base salaries: results of the study provided by Cook & Co., functional role of the position, scope of the individual’s responsibilities, prior year’s performance, and competitive nature of our business. Effective April 1, 2016, base salaries for the named executive officers increased from 1.5 to 10.9 percent over their respective base salaries for the prior year.
Each named executive officer received performance-based incentive awards (short-term and long-term) that comprised more than 50 percent of their total direct compensation for 2016. For 2016, annual cash incentive awards for each named executive officer were based on achieving pre-established financial and non-financial targets, with the financial component representing 80 percent of the payout opportunity. The named executive officers were evaluated on an earnings per share financial target of $2.98, with a payout opportunity of 0 to 200 percent based upon a band of earnings per share levels centered around the $2.98 per share target. In addition to the earnings per share target, Messrs. Householder and Thompson and Ms. Bittner were also evaluated on aggregate pre-established business unit operating incomes of $39 million, $33 million, and $16 million, respectively. The payout opportunity for the business unit component was 0 to 200 percent based upon a band of operating income centered around those targets. As a result of the Company’s earnings and the achievement of individual performance goals, the cash incentive award payout for 2016 performance ranged from 24 to 58 percent of base salary as reported in the Summary Compensation Table for each named executive officer.
Long-term incentive awards comprise the largest component of compensation for the named executive officers. The Compensation Committee established three performance components on which Messrs. McMasters and Thompson and Mmes. Cooper and Bittner’s awards were based – Shareholder Return, Growth in Long-Term Earnings, and Earnings Performance. The equity award for Mr. Householder for the 2014-2016 performance period was established by the Chief Executive Officer and is similar to those granted to each of the other named executive officers.1 For purposes of determining the actual awards earned under the Growth in Long-Term Earnings and Earnings Performance components for Mr. Householder, the combined investment levels and financial results for several of the Company's regulated and unregulated energy businesses in Florida were included. Each named executive officer received an equity incentive award based upon an evaluation of the Company’s performance relative to the performance of a peer group and a ROE pre-established scale over the 2014 to 2016 performance period. For the first component, Shareholder Return, the Company’s total shareholder returns for the three years ended December 31, 2016 was at the 91st percentile compared to the peer group companies' total shareholder returns for the same period. For the second component, Growth in Long-Term Earnings, total capital expenditures as a percent of total capitalization for the Company or a business unit, as applicable, for the 2014 to 2016 performance period was at the 100th percentile of the peer group. For the third component, Earnings Performance, the average ROE for the three years ended December 31, 2016 for the Company or a business unit, as applicable, ranged from 8.08 to 11.81 percent. Based upon these results, the percentage earned for each performance component was 0 or 150 percent of the target. Dividends on the equity incentive awards accrue in the form of dividend equivalents during the performance period and are paid to the respective named executive officer in proportion to the actual shares earned.

(1) In 2015, the Compensation Committee established an equity incentive award for Mr. Householder for the 2015-2017 performance period.

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 33

Executive Compensation Design

Our executive compensation program is designed to focus executive officers on both short-term and long-term financial and operational performance, without encouraging unnecessary risk. The following provides details on the components of our executive compensation program.

Total Direct Compensation for The Named Executive Officers
Base Salary
•
Base salaries are set at competitive levels to attract and retain executive officers that have the knowledge and skills necessary to achieve the Company’s established goals
•
The Compensation Committee’s independent consultant concluded in December 2015 that base salaries, in the aggregate, for the named executive officers are within a competitive range of the market median (+/- 15%) for the companies in our peer group
•
The Compensation Committee considered the following when setting 2016 base salaries for the named executive officers: scope of the executive’s responsibilities, prior year’s performance, and the competitive nature of our business

Short-Term Incentive Compensation 1-year Performance Based Award
•
The 2015 Cash Plan, under which cash incentive awards may be granted, was approved by stockholders in May 2015
•
Cash incentive awards were granted by the Compensation Committee in February 2016 for the performance period January 1, 2016 through December 31, 2016 for the named executive officers
•
Evaluation of performance is based on achieving financial and non-financial targets
•
Awards are subject to a cap of 200% of target on the maximum amount that can be earned during any performance period

Long-Term Incentive Compensation 3-year Performance Based Award
•
2013 Equity Plan, under which equity incentive awards may be granted, was approved by stockholders in May 2013
•
Equity incentive awards for the 2016-2018 performance period were approved by the Compensation Committee in February 2016 for the named executive officers
•
Awards are issued based on achievement of the following performance metrics: total shareholder return, growth in long-term earnings, and earnings performance
•
Features a cap of 200% of target on the maximum amount that can be earned during any performance period

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 34

Benefit Plans and Perquisites Available to Certain Employees, Including Named Executive Officers
Pension Plan
•
The Chesapeake Utilities Corporation Pension Plan (the "Pension Plan") and benefits thereunder were frozen as of January 1, 2005
•
Provides retirement income for three named executive officers based on years of service and highest average earnings as of December 31, 2004

Pension SERP
•
The Pension SERP and benefits thereunder have been frozen as of January 1, 2005
•
Provides retirement income under the same terms as the Pension Plan to two named executive officers for compensation in excess of tax code limitations

401(k) Plan
•
Provides participants with the opportunity to defer a portion of their compensation and receive Company matching contributions of up to 6 percent of eligible cash compensation up to the applicable statutory limit
•
The 401(k) Plan is available to all eligible employees of the Company and its subsidiaries

Non-Qualified Deferred Compensation Plan
•
Extends the 401(k) Plan, on a non-qualified basis, for deferral of compensation in excess of the tax code limitations, as well as Company matching and supplemental contributions under the same terms as the 401(k) Plan
•
Additionally, equity incentive awards can be deferred (these awards are not eligible for matching or supplemental contributions)

Perquisites	• With the exception of Company vehicles that are available for personal use, but which are treated as compensation to the named executive officers, there are no perquisites
Base Salary

In December 2015, the Compensation Committee reviewed and discussed the market analysis that was prepared by Cook & Co. and related factors to assess the competitiveness of base salary levels. Cook & Co.’s market assessment compared the Company’s base salaries for the named executive officers against market data for the Company's peer group, as well as from industry published survey data. Cook & Co. concluded that base salaries, in the aggregate, for the named executive officers are within a competitive range of the market median for the Company's peer group. Various factors such as experience, tenure, internal equity, and performance can generally contribute to market variances. In February 2016, the Compensation Committee reviewed base salaries for the Chief Executive Officer and the four other named executive officers for the ensuing year. The table below provides information on the Company’s peer group that is used by the Compensation Committee to benchmark compensation practices. This peer group is in a comparable industry and relative in terms of the Company’s market capitalization and revenues, which is presented as of December 31, 2016.

Peer Company(1)	Market Capitalization (millions)	Revenues (millions)
Delta Natural Gas Company, Inc.	$209	$67
MGE Energy, Inc.	$2,264	$545
Northwest Natural Gas Company	$1,712	$676
South Jersey Industries, Inc.	$2,678	$1037
Spire Inc.	$2,952	$1,633
Suburban Propane Partners LP	$1,820	$1,088
Unitil Corp	$638	$383

(1) Given transactional activity, Empire District Electric Company has been excluded from the list of peer companies.

The Compensation Committee considered the following: results of the market assessment performed by Cook & Co.; functional role of the position; scope of the individual’s responsibilities; prior year’s performance; internal equity and competitive nature of our business. Effective April 1, 2016, base salaries for the named executive officers increased at rates ranging from 1.5 to 10.9 percent over their respective base salaries for the prior year. These increases further align the named executive officers’ base salaries with market practices.

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 35

2016 Cash Incentive Award

For 2016, the Compensation Committee was authorized to grant cash incentive awards to each named executive officer under the 2015 Cash Plan approved by stockholders in 2015. Generally, the target cash incentive award opportunity for each named executive officer is set at an amount that approximates the median prevailing practices of the industry peer group and broader utility industry for comparable positions. The actual award earned for all named executive officers can range from 0 to 200 percent of the target cash incentive award, depending on actual performance at the end of the performance period as compared to the performance targets. The Compensation Committee may use its discretion to adjust a participant’s cash incentive payout amount upward or downward based on unanticipated and/or extraordinary events.
In February 2016, the Compensation Committee established financial and non-financial performance targets under the 2015 Cash Plan for Messrs. McMasters, Thompson and Householder and Mmes. Cooper and Bittner. These named executive officers were evaluated on an earnings per share financial target of $2.98. Additionally, Messrs. Householder and Thompson and Ms. Bittner were evaluated on an aggregate pre-established operating income for their respective business units. Each named executive officer also had established individual goals that are evaluated by the Compensation Committee in connection with determining the extent to which the individual met his or her non-financial targets, including: (i) Leadership, (ii) Employee Engagement, and (iii) Service Excellence. The named executive officers may earn a cash incentive award upon achieving his or her pre-established financial and non-financial targets based on the Compensation Committee’s evaluation. The Compensation Committee reserves the right to consider additional performance criteria for the Chief Executive Officer related to pursuing strategic or operational opportunities.
The following table shows each named executive officer’s target cash incentive award, based on such named executive officer’s base salary as of December 31, 2016 and weighting for the financial and non-financial performance targets. In February 2017, the Compensation Committee reviewed the performance of each named executive officer and, based on that review, authorized the payment of cash incentive awards as reflected in the table below.

	2016 Target Cash Incentive Award Opportunity			Weighting for the Performance Targets		Actual Achievement of Performance Targets		Actual Payout Based on Achievement of Performance Targets
Named Executive Officer	Base Salary (as of December 31, 2016)	Bonus Opportunity (% of Base Salary)	Target Cash Incentive Award at 100%	Non- Financial	Financial	Non- Financial	Financial	Non-Financial	Financial	Payout as reflected in the Summary Compensation Table
Michael P. McMasters	$580,000	60%	$348,000	20%	80%	175.00%	75.00%	$121,800	$208,800	$330,600
Stephen C. Thompson	$340,000	30%	$102,000	20%	80%	200.00%	132.50%	$40,800	$108,120	$148,920
Beth W. Cooper	$310,000	30%	$93,000	20%	80%	165.00%	75.00%	$30,690	$55,800	$86,490
Elaine B. Bittner	$305,000	30%	$91,500	20%	80%	200.00%	46.88%	$36,600	$34,313	$70,913
Jeffry M. Householder	$305,000	30%	$91,500	20%	80%	200.00%	67.50%	$36,600	$49,411	$86,011
Equity Incentive Awards Granted in 2016

The Compensation Committee is authorized to grant equity incentive awards to each named executive officer under the 2013 Equity Plan approved by the Company’s stockholders in 2013. Our long-term incentive program is 100 percent performance-based, featuring annual grants of shares that are awarded if pre-established targets are achieved at the end of the three-year performance period. The equity incentive awards are designed to reward executives for improving stockholder value by achieving growth in earnings while investing in the future growth of both our regulated and unregulated energy businesses. The actual award earned for all named executive officers can range from 0 to 200 percent of the target equity incentive award, depending on actual performance at the end of the performance period as compared to the performance targets. The payout opportunity is 0% (minimum), 50% (threshold), 100% (target), and 200% (maximum) of the target equity award for each named executive officer. The awards granted for the performance periods are pursuant and subject to the terms of Performance Share Agreements, including vesting periods, entered into by the Company and each of the named executive officers. The Compensation Committee has granted equity incentive awards to Messrs. McMasters, Thompson and Householder and Mmes. Cooper and Bittner for the January 1, 2016 through December 31, 2018 performance period.
In February 2016, the Compensation Committee granted performance-based equity awards to the named executive officers as follows:

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 36

	Equity Incentive Award Opportunity for the 2016-2018 Performance Period
Named Executive Officer	Base Salary (approved on February 22, 2016)	Bonus Opportunity (% of Base Salary)	Target Equity Value	Average Closing Stock Price Per Share from 11/1/2015 -12/31/2015	Target Equity Shares
Michael P. McMasters	$580,000	75%	$435,000	$53.95	8,063
Stephen C. Thompson	$340,000	50%	$170,000	$53.95	3,151
Beth W. Cooper	$310,000	50%	$155,000	$53.95	2,873
Elaine B. Bittner	$305,000	50%	$152,500	$53.95	2,827
Jeffry M. Householder	$305,000	50%	$152,500	$53.95	2,827

•	The Compensation Committee approved performance components set forth below for the equity incentive awards granted to the named executive officers.

Performance Component	Benchmark	Description of Benchmark	Percent Target Award
Shareholder Return	Total shareholder return compared to the total shareholder returns of companies included in the peer group for the performance period	Shareholder Return incentivizes executives to generate additional value for our stockholders	30%
Growth in Long-Term Earnings	Total capital expenditures as a percent of total capitalization as compared to companies in the peer group for the performance period	In the long-term, the Company’s growth is dependent upon continuous investment of capital at levels sufficient to drive growth	35%
Earnings Performance	Average ROE compared to pre-determined ROE targets	ROE measures the Company’s ability to generate current income using equity investors’ capital	35%

•
The Compensation Committee evaluates achievement of the Shareholder Return and Growth in Long-Term Earnings performance components for the named executive officers based upon evaluating the Company’s performance relative to the performance of a peer group over the applicable thirty-six month performance period. The Company’s performance is ranked against the performance of the peer group. The payout opportunity is based on the Company’s percentile ranking against the companies in the peer group for each of these two performance components as shown in the table below.

Equity Award Thresholds
Percentile Ranking as Compared To Companies in the Peer Group*	Percentage of Payout of Target Equity Incentive Award
40th – 49th percentile	50%
50th – 54th percentile	75%
55th – 59th percentile	100%
60th – 64th percentile	125%
65th – 69th percentile	150%
70th – 80th percentile	175%
Greater than 80th percentile	200%
*Peer Group Companies are as provided on page 38.

•
The Compensation Committee evaluates achievement of the Earnings Performance component upon evaluating the Company’s average ROE over the three-year performance period as compared to pre-determined ROE thresholds of 10.50 percent to greater than 12.24 percent.

•
The table on the following page provides information on a composite group of selected gas distribution utilities. This peer group is used to evaluate the named executive officers' performance against the Shareholder Return and Growth in Long-Term Earnings performance targets in connection with determining the achievement of equity incentive awards. This peer group is in a comparable industry and relative in terms of the Company’s market capitalization and revenues, which are presented as December 31, 2016 .

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 37

Peer Company(1)	Market Capitalization (millions)	Revenues (millions)
Atmos Energy Corporation	$7,794	$3,224
Delta Natural Gas Company, Inc.	$209	$67
New Jersey Resources Corp.	$3,060	$1,978
NiSource Inc.	$7,155	$4,493
Northwest Natural Gas Company	$1,712	$676
One Gas, Inc.	$3,344	$1,427
RGC Resources, Inc.	$120	$62
South Jersey Industries, Inc.	$2,678	$1,037
Spire Inc.	$2,952	$1,633
WGL Holdings, Inc.	$3,906	$2,346

(1) Given transactional activity, AGL Resources, Inc. and Piedmont Natural Gas Company, Inc. have been excluded from the list of peer companies.

•	Internal Audit performs a review of the equity incentive awards and reports on the accuracy of the calculations.
Equity Incentive Award for the 2015-2017 Performance Period

In January 2015, the Compensation Committee established equity incentive awards for Messrs. McMasters, Thompson, and Householder and Mmes. Cooper and Bittner for the 2015-2017 performance period. The target equity incentive awards were as follows: Mr. McMasters (7,516 shares), Mr. Thompson (3,481 shares), Mr. Householder (2,975 shares), Ms. Cooper (3,128 shares), and Ms. Bittner (2,743 shares). The features of these awards are similar to those provided above for the equity incentive awards relating to the 2016-2018 performance period. The payout opportunity is 0% (minimum), 50% (threshold), 100% (target), and 150% (maximum) of the target equity award for each named executive officer. Each named executive officer is entitled to earn the performance shares at the end of the performance period depending on the extent to which performance targets are achieved.
Equity Incentive Award for the 2014-2016 Performance Period

In January 2014, the Compensation Committee established equity incentive awards for Messrs. McMasters and Thompson and Mmes. Cooper and Bittner for the 2014-2016 performance period. The features of these awards are similar to those provided above for the equity incentive awards relating to the 2016-2018 performance periods, except the maximum payout opportunity is 150 percent for each component. The target equity incentive awards were as follows: Mr. McMasters (8,634 shares), Mr. Thompson (4,187 shares), Ms. Cooper (3,729 shares) and Ms. Bittner (3,075 shares). The Chief Executive Officer established a target equity incentive award for Mr. Householder of 3,578 shares. The features of Mr. Householder's equity incentive award are similar to that provided above for the equity incentive awards relating to the 2016-2018 performance period, however, the Growth in Long-Term Earnings performance component includes an evaluation of the performance of several of the Company's regulated and unregulated energy businesses in Florida relative to the performance of the peer group over the applicable thirty-six month performance period, and the Earnings Performance component includes an evaluation of the average ROE for these businesses in Florida over the three-year performance period. The payout opportunity is 0% (minimum), 50% (threshold), 100% (target), and 150% (maximum) of the target equity award for each named executive officer. Each named executive officer is entitled to earn the performance shares at the end of the performance period depending on the extent to which performance targets are achieved. The Compensation Committee met in February 2017 to review the extent to which the named executive officers achieved the performance targets established for the 2014-2016 performance period as summarized in the table on the next page. As a result of this performance, the named executive officers received shares for the 2014-2016 performance period as reflected in the same table.

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 38

	Total Equity Target Shares for the 2014-2016 Performance Period	Achievement of Performance Components
Named Executive Officer		Shareholder Return (30% Weighting)	Growth (35% Weighting)	Earnings Performance (35% Weighting)	Actual Payout for the 2014 - 2016 Performance Period
Michael P. McMasters	8,634	3,885	4,533	4,533	12,951
Stephen C. Thompson	4,187	1,884	2,198	2,198	6,280
Beth W. Cooper	3,729	1,678	1,958	1,958	5,594
Elaine B. Bittner	3,075	1,385	1,614	1,614	4,613
Jeffry M. Householder	3,578	1,610	1,878	—	3,488

Stock Vested During 2016

In February 2017, the Compensation Committee met and approved, based on the achievement of targets related to performance components, the equity incentive awards provided below for each named executive officer. These equity incentive awards vested in 2016.

	Stock Vested During 2016
Named Executive Officer	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Michael P. McMasters	12,951	871,602
Stephen C. Thompson	6,280	422,644
Beth W. Cooper	5,594	376,476
Elaine B. Bittner	4,613	310,455
Jeffry M. Householder	3,488	234,742

(1)	The shares awarded and corresponding value realized, reflect shares received in February 2017 by each named executive officer for the three-year performance period ended December 31, 2016.

(2)	The value realized represents the shares vested multiplied by $67.30, the closing stock price on February 23, 2017, the date the shares were awarded by the Compensation Committee.
Outstanding Equity Awards

In January 2015 and February 2016, the Compensation Committee granted performance shares to Messrs. McMasters, Thompson and Householder and Mmes. Cooper and Bittner for the 2015-2017 and 2016-2018 performance periods. The values of the 2015-2017 equity awards are reflected in the Stock Award column for 2015 in the Summary Compensation Table. The values of the 2016-2018 equity awards are reflected in the Stock Award column for 2016 in the Summary Compensation Table. The grant date fair value of the 2016-2018 equity awards are reflected in the Grant Date Fair Value of Stock Awards column in the Grants of Plan-Based Awards Table. Please refer to pages 36-38 in this Proxy Statement for additional details on this award.
All Other Compensation

In addition to the primary components of the executive compensation program, we offer certain other benefits to the named executive officers. The aggregate value of these benefits for each named executive officer is more than $10,000 and is reflected in the All Other Compensation column of the Summary Compensation Table.

•
During 2016, the Company provided each named executive officer with a Company-owned vehicle that is available for personal use, but which is treated as compensation to the named executive officers. Each named executive officer’s Form W-2 that is filed with the IRS includes imputed income for the personal use of the Company-owned vehicle. This imputed income has no effect on the Company’s revenues or expenses. Each named executive officer is responsible for the payroll taxes associated with personal usage.

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 39

•
On behalf of each employee, including the named executive officers, we also pay an annual premium in connection with term life insurance. The life insurance benefit of two times base salary is capped at $500,000, which limits the benefit to highly compensated employees of the Company such as the named executive officers.

•	Named executive officers also have the ability to purchase propane at the same discounted rate that we offer to our employees.

•
    For 2016, each named executive officer who participated in the qualified 401(k) Retirement Savings Plan received matching contributions of 100 percent of up to 6 percent of eligible cash compensation deferred in the plan up to the applicable statutory compensation limit. This was the same benefit available to other employees of the Company. The IRS limits the amount of pre-tax contributions that a participant may make to his or her qualified 401(k) Retirement Savings Plan. The Company’s Non-Qualified Deferred Compensation Plan enables named executive officers to make pre-tax deferrals of compensation over that limit. We match contributions in the same manner as the qualified 401(k) Retirement Savings Plan on compensation that exceeds the applicable statutory limit.

•
In addition, employees of the Company and its subsidiaries, as applicable, including the named executive officers, are eligible to receive an additional supplemental employer contribution at the discretion of the Company. We also make a supplemental employer contribution to the Non-Qualified Deferred Compensation Plan if such a contribution would have been made in the qualified 401(k) Retirement Savings Plan, absent the compensation limit.

Internal Revenue Code Section 162(m)

Internal Revenue Code Section 162(m) prohibits any public corporation from taking a deduction on its annual federal income tax return for compensation that exceeds $1 million paid in any taxable year to its Chief Executive Officer or to any one of its three most highly compensated executive officers (excluding the Chief Financial Officer).  There is an exception from this limitation for certain “performance-based” compensation as defined under Section 162(m).  Compensation qualifying as “performance-based" compensation within the meaning of Section 162(m) is exempt from the deduction limit.
The Compensation Committee grants cash and equity performance-based incentive awards to the executive officers pursuant to the 2015 Cash Plan and the 2013 Equity Plan, respectively, which have been approved by stockholders. Cash incentive awards and equity incentive awards earned by the executive officers depend on actual performance at the end of the applicable performance period as compared to financial and non-financial targets that are established by the Compensation Committee at the time the awards are granted. We generally expect that awards for executive officers granted under these plans will qualify as "performance-based" compensation under Section 162(m). To maintain flexibility in compensating our executives, however, the Compensation Committee reserves the right to use its judgment to adjust the performance goals or to authorize compensation payments that may cause the awards to be subject to the Section 162(m) limit when the Compensation Committee believes that such adjustment or payments are appropriate. Moreover, even if the Compensation Committee intends to grant compensation that qualifies as performance-based compensation for purposes of Section 162(m), the Company cannot guarantee that such compensation will so qualify or ultimately be deductible by the Company.
Stock Ownership and Retention Guidelines

The Corporate Governance Committee is responsible for the development, oversight and monitoring of stock ownership guidelines. In November 2014, the Board amended the ownership guidelines upon the recommendation of the Corporate Governance Committee, replacing those guidelines adopted by the Board in 2006. The ownership guidelines include recommendations made by Cook & Co. No changes were made in 2015 and 2016 to the stock ownership guidelines for named executive officers.
The stock ownership guidelines promote long-term profitability by aligning the interests of the named executive officers with those of the Company's stockholders. The Chief Executive Officer's stock ownership requirement is five times base salary, and all other named executive officers are at three times base salary. Named executive officers may acquire equity interests that will count toward satisfaction of the required ownership through several means, including making purchases on the open market, making optional cash investments through our Dividend Reinvestment and Direct Stock Purchase Plan, and receiving performance incentive shares that have been awarded to them by the Compensation Committee upon completion of the relevant performance period. Once a named executive officer attains his or her ownership requirement, he or she will remain in compliance with the ownership guidelines despite future changes in the stock price and base salary, as long as the named executive officer continues to own shares equal to the number of shares owned at the time the ownership requirement is met.

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 40

Role of the Compensation Committee

The Compensation Committee is solely responsible for the oversight and administration of our executive compensation program. The Compensation Committee designs, recommends to the Board for adoption as appropriate, and administers the policies and practices related to executive compensation. The Compensation Committee believes that the most effective compensation program is one that is designed to ensure that total compensation is fair, reasonable and competitive. The primary objectives in creating an effective compensation program are to:

•	Develop an appropriate mix of compensation to enhance performance that aligns the financial interests of the executive officers with the interests of our stockholders;

•	Structure the program to attract high-quality executive talent that will incentivize performance that focuses on achieving our short and long-term goals; and

•	Contribute to effective development of talent through internal processes such as performance evaluations, succession planning, and leadership development.
The Compensation Committee annually reviews the executive compensation program to align (i) the program with the Company’s objectives; (ii) the components of each element of compensation to arrive at a proper overall compensation level; and (iii) the compensation with that earned by executive officers in comparable positions at peer companies.
Role of Management

The Chief Executive Officer participates in the establishment of the compensation targets and payout levels for the other named executive officers. He assesses the performance for all named executive officers and recommends to the Compensation Committee the overall levels of achievement and the extent to which performance targets were attained. Upon request, named executive officers will provide supplemental material to the Compensation Committee to assist in making its determinations in regards to the overall levels of achievement. The Chief Executive Officer is not involved in any part of the setting of any component of his compensation. The Chief Executive Officer and other members of senior management attend Compensation Committee meetings at the invitation of the Compensation Committee.
Role of Independent Compensation Consultant

The Compensation Committee has engaged an independent compensation consultant to assist in reviewing the Company’s executive compensation program. Cook & Co. currently advises the Compensation Committee on executive compensation and non-employee director compensation matters. Cook & Co. does not provide any other services to the Company.
Compensation Risk

There are controls in place that discourage unnecessary risk-taking. The named executive officers simultaneously participate in the 2015 Cash Plan and the 2013 Equity Plan, which provide the Compensation Committee with the ability to utilize multiple performance criteria at any given time. The Compensation Committee also has discretion and the ability to reduce awards based on the named executive officer’s individual performance.
Several other features of the cash incentive award process further mitigate risk-taking and exposure, including the following: (i) financial results for the respective award period are reviewed by the Audit Committee prior to the issuance of any cash incentive award; (ii) the target for the cash incentive award is set at an amount that approximates the median cash incentive award of an industry peer group; and (iii) each cash incentive award features a cap (a maximum of 200% of the target) on the maximum amount that can be earned for any performance period.
The equity incentive awards compensate named executive officers for improving stockholder value by achieving growth in total shareholder return as well as growth in earnings while investing for future long-term earnings growth. The Compensation Committee believes that these awards do not encourage unnecessary risk-taking since part of the ultimate value of the award is tied to the Company’s stock price and awards are staggered and cover a multi-year performance period. Additionally, several other features of the equity incentive award process further minimize potential risk: (i) financial results for the respective award year are reviewed by the Audit Committee prior to the issuance of any equity incentive award; (ii) the total shareholder return and growth in long-term earnings over the relevant performance periods are benchmarked against the same measures for a peer group of natural gas distribution companies, and the average return on equity performance component is compared to pre-determined return on equity thresholds that are established by the Compensation Committee; and (iii) each equity incentive award features a cap (a maximum of 150% or 200% of the target) on the maximum amount that can be earned in any year. The Compensation Committee believes that the 2015 Cash Plan and the 2013 Equity

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 41

Plan appropriately balance risk and the desire to focus on areas considered critical to the short-term and long-term growth and success of the Company.
The Compensation Committee has adopted additional practices to ensure diligent and prudent decision-making and review processes. The practices that are in place to manage and control risk include:

•
Although awards under the 2015 Cash Plan and the 2013 Equity Plan are primarily determined using targeted financial and non-financial goals, they also include components which are tied to the Company’s capital budget and strategic plan that are reviewed and approved by the Board;

•	During its goal-setting process, the Compensation Committee considers prior years’ performance relative to future expected performance to assess the reasonableness of the goals;

•	The 2015 Cash Plan and the 2013 Equity Plan include both performance and profitability measures, thus balancing growth with value creation;

•	The Compensation Committee retains discretion in administering all awards and performance goals, and in determining performance achievement;

•
Each named executive officer is subject to stock ownership guidelines commensurate with his or her position and equity awards could lose significant value over time if the Company was exposed to inappropriate, unnecessary risks which could affect our stock price; and

•
Each named executive officer is subject to a compensation recovery policy that requires the repayment by the named executive officer if an incentive award was calculated based upon the achievement of certain financial results or other performance metrics that, in either case, were subsequently found to be materially inaccurate.

In December 2015 and December 2016, Cook & Co. provided the Compensation Committee with a market analysis that compared the Company’s executive compensation against market data for the Company’s peer group, as well as from industry survey data.  Target total direct compensation for the named executive officers is within a competitive range (+/- 15%) of the market median of the Company’s peer group. The Company reviewed its compensation programs applicable to all employees in conjunction with the risks that have been identified and included in the Company’s Annual Report on Form 10-K and determined that these programs do not create risk that could result in a material adverse effect on the Company.

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CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 42

EXECUTIVE COMPENSATION
Summary Compensation Table

The following table provides information on compensation earned for the years ended December 31, 2016, 2015 and 2014 by the Chief Executive Officer, Chief Financial Officer, and three additional most highly compensated executive officers employed by the Company at year-end (collectively, the “named executive officers”). In determining the individuals to be included in this table, we considered the roles and responsibilities for individuals serving at the Company and its subsidiaries, as well as total compensation (reduced by the change in pension value and nonqualified deferred compensation earnings), for all officers of the Company for the year ended December 31, 2016.

2016 Summary Compensation Table
Name and Principal Position	Year	Salary	Stock Awards	Bonus	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
		($)	($)[1]	($)[2]	($)[3]	($)[4,5]	($)[6]	($)
Michael P. McMasters[7] Chief Executive Officer, President, and Director	2016	572,500	730,840	—	330,600	64,469	72,964	1,771,373
	2015	531,250	477,424	—	617,100	23,456	80,247	1,729,477
	2014	466,250	443,867	—	339,739	107,742	111,778	1,469,376
Stephen C. Thompson Senior Vice President	2016	338,750	285,616	—	148,920	57,571	48,566	879,423
	2015	333,750	221,123	—	186,930	3,310	52,153	797,266
	2014	327,500	215,208	—	136,470	145,742	66,086	891,006
Beth W. Cooper Senior Vice President and Chief Financial Officer	2016	308,000	260,414	—	86,490	14,727	51,785	721,416
	2015	300,625	198,675	—	169,422	2,444	49,345	720,511
	2014	293,625	191,670	—	127,062	31,620	53,590	697,567
Elaine B. Bittner Senior Vice President	2016	297,500	256,214	—	70,913	—	41,318	665,945
	2015	271,250	174,218	—	156,750	—	36,334	638,552
	2014	253,750	158,043	—	113,101	—	46,324	571,218
Jeffry M. Householder President of Florida Public Utilities Company	2016	302,308	256,214	—	86,011	—	34,701	679,234
	2015	291,500	188,959	50,000	112,838	—	26,571	669,868
	2014	279,711	183,936	30,000	69,144	—	49,920	612,711

(1)
For Messrs. McMasters, Thompson and Householder and Mmes. Cooper and Bittner, the Company calculated the aggregate grant date fair value of the performance-based equity incentive awards for each performance period based on the estimated compensation costs on the grant date. We estimate the percent of which the Growth in Long-Term Earnings component and the Earnings Performance component are likely to be earned. The equity incentive awards have been recorded at the grant date fair value which is based on the closing price on the grant date. The Company also evaluated the likelihood of earning the Shareholder Return component for the respective performance periods. We first determined the aggregate fair value of the award using a Black-Scholes model. The Company’s total shareholder return was then compared to the companies in the Performance Peer Group using a Monte Carlo stock simulation. The Monte Carlo stock simulation estimated a percentile ranking for the Shareholder Return component which is used to determine the payout percentage. The performance share fair value for the Shareholder Return component was generated from the Black-Scholes model and used to calculate the aggregate grant date fair value of this component of the award. The number of actual performance shares earned will range from 0 to 150 percent or 0 to 200 percent of the target performance shares depending on the applicable performance period and actual performance as compared to the performance goals. The following table sets forth the factors associated with the estimated compensation costs for each performance period.

			Estimated Payout for Performance-Based Equity Incentive Awards			Estimated Payout for Market-Based Equity Incentive Awards
Year	Performance Period	Grant Date	Growth in Long-Term Earnings	Earnings Performance	Fair Value Per Share	Shareholder Return	Monte Carlo Estimated Percentile Ranking	Fair Value Per Share
2016	2016-2018	2/22/2016	150%	100%	$64.00	150%	65%	$76.98
2015	2015-2017	1/13/2015	150%	100%	$50.20	150%	65%	$43.55
2014	2014-2016	1/7/2014	150%	100%	$39.97	150%	65%	$36.53
If the named executive officers were to achieve the maximum award for the 2016-2018 performance period, each award would be valued as follows: Mr. McMasters $1,094,862; Mr. Thompson $427,877; Ms. Cooper $390,123; Ms. Bittner $383,831; and Mr. Householder $383,831. If the named executive officers were to achieve the maximum award for the 2015-2017 performance period, each award would be valued as follows: Mr. McMasters $543,450; Mr. Thompson $251,703; Ms. Cooper $226,152; Ms. Bittner $198,312; and Mr. Householder $215,092.

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 43

(2)
Given the growth in Florida's business operations and significant increase in operating income year over year, the Compensation Committee approved an incremental discretionary cash bonus in 2015 of $50,000 for Mr. Householder. In 2014, given the future earnings and the effort expended to finalize the combined heat and power project in Nassau County, Florida, the Compensation Committee approved an incremental discretionary bonus of $30,000 for Mr. Householder.

(3)
Named Executive Officers received payment for performance in February 2017, March 2016, and March 2015, respectively, under the 2015 Cash Plan (or the 2005 Cash Bonus and Incentive Plan in the case of 2014 performance). In 2014, Mr. Householder’s cash incentive award was based on a determination made by the Chief Executive Officer based on his achievement of pre-established financial and non-financial targets.

(4) The two defined benefit pension plans (a qualified plan, the Pension Plan, and a non-qualified plan, the Pension SERP) that include named executive officers were frozen as of January 1, 2005. The amount of monthly pension payments each participant is entitled to receive has not changed since that date; however, the net present value of those payments varies each year depending primarily on the assumptions made for the discount rate, mortality rates and expected return on plan assets (for the Pension Plan). The present value of the accrued pension benefits has been calculated in accordance with Accounting Standards Codification Topic 715 “Compensation - Retirement Benefits” (see Note 16 “Employee Benefit Plans” in our 2016 Annual Report on Form 10-K and the Pension Plan section on page 46 of this Proxy Statement for further details). The discount rates at December 31, 2016, December 31, 2015 and December 31, 2014 were 3.75%, 3.75%, and 3.50% , respectively. When the discount rate decreases, it generates an increase in the present value of the pension benefits and vice versa. In 2014 and 2015, a new mortality table was used that takes into consideration greater longevity, which also caused the present value to increase. In 2015 and 2016, the Mortality Improvement Scale was updated to the MP-2015 scale and th MP-2016 scale respectively. In 2016, the present value of the accumulated benefits in the Pension Plan increase by $61,204, $53,234 and $14,727 for Mr. McMasters, Mr. Thompson and Ms. Cooper, respectively. In 2015, the present value of the accumulated benefits in the Pension Plan increased by $10,482, $8,593 and $2,444 for Mr. McMasters, Mr. Thompson and Ms. Cooper, respectively. In 2014, the present value of the accumulated benefits in the Pension Plan increased by $103,820, $96,939 and $31,620 for Mr. McMasters, Mr. Thompson and Ms. Cooper, respectively. Ms. Bittner and Mr. Householder do not participate in the Pension Plan.
The assumptions used to calculate the present value of the Pension SERP are the same as those used for the Pension Plan, except that there is no assumed return on assets because the Pension SERP is unfunded. Variances from year to year have the same causes as the Pension Plan. Additionally, Mr. McMasters has elected to receive his Pension SERP benefit in a lump sum payment upon retirement and Mr. Thompson elected to receive his Pension SERP benefit in annuity payments upon retirement. These elections also impact the present value calculation due to assumptions regarding the IRS lump sum interest rates. In 2016, the present value of Mr. McMasters’ Pension SERP increased by $3,265 and Mr. Thompson’s Pension SERP increased by $4,337. In 2015, the present value of Mr. McMasters’ Pension SERP increased by $12,974 and Mr. Thompson’s Pension SERP decreased by $5,283. In 2014, the present value of Mr. McMasters and Mr. Thompson‘s Pension SERP increased by $3,922 and $48,803, respectively. Ms. Cooper, Ms. Bittner and Mr. Householder do not participate in the Pension SERP.

(5)
Dividends on deferred stock units (which are settled on a one-for-one basis in shares of common stock) are the same as dividends paid on the Company’s outstanding shares of common stock. For 2016, 2015 and 2014, compensation deferred under the Non-Qualified Deferred Compensation Plan (or any predecessor plan) earned the same returns as funds available for the Company’s qualified 401(k) Retirement Savings Plan.

The Company considered that investment options under our Non-Qualified Deferred Compensation Plan (or any predecessor plan) are the same choices available to all employees under the Company’s 401(k) Retirement Savings Plan. As a result, the named executive officers do not receive preferential earnings on their investments.
(6) The following table includes payments that were made by the Company on behalf of the named executive officers in 2014, 2015 and 2016.

Named Executive Officer	Qualified and Nonqualified Retirement Plan Matching and Supplemental Contributions ($)			Term Life Insurance Premiums ($)			Vehicle Allowance ($)			Dividends on shares earned for the 2014-2016 Performance Period ($)
	2014	2015	2016	2014	2015	2016	2014	2015	2016	2014
Michael P. McMasters	56,960	73,106	64,398	480	480	480	10,283	6,661	8,086	44,055
Stephen C. Thompson	37,376	44,146	41,351	480	480	480	6,867	7,527	6,735	21,363
Beth W. Cooper	24,833	39,938	42,017	480	480	480	9,248	8,927	9,288	19,029
Elaine B. Bittner	26,520	34,872	39,093	472	480	480	3,640	982	1,745	15,692
Jeffry M. Householder	36,918	25,431	31,994	480	480	480	657	660	2,227	11,865
During 2016, the Company provided each named executive officer with a Company-owned vehicle that is available for personal use, but which is treated as compensation to the named executive officers. Each named executive officer’s Form W-2 that is filed with the IRS includes imputed income for the personal use of the Company-owned vehicle.
The cash dividend amounts paid to Messrs. McMasters, Thompson and Householder and Mmes. Cooper and Bittner in 2017 for the 2014-2016 performance period are reflected in the 2014 row in the Summary Compensation Table, the year the share awards (on which the dividends were based) were granted by the Compensation Committee. Dividends were accrued on the same basis as dividends declared by the Board each calendar quarter during the applicable years and paid on the Company’s common stock. The actual cash dividend received by each named executive officer was determined based upon the number of shares of common stock earned and issued to the executive for such performance periods.
Named executive officers also have the ability to purchase propane at the same discounted rate that we offer to our employees.

(7)
Mr. McMasters has served as President of the Company since March 1, 2010. He was appointed Chief Executive Officer of the Company effective January 1, 2011. Mr. McMasters has also served as a director of the Company since March 1, 2010. He received no additional compensation for serving as a director of the Company.

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 44

Grants of Plan-Based Awards

The following table reflects, for each named executive officer, the range of payouts for 2016 performance under the 2015 Cash Incentive Plan, and reflects the number of equity incentive awards established by the Compensation Committee on February 22, 2016 for the 2016-2018 performance period. For each named executive officer, the Compensation Committee established a target equity award with a dollar value (as a percent of base salary) to be paid in shares of our common stock, if earned, based on the grant date fair value of the common stock. The threshold (minimum amount payable for a certain level of performance), target (amount payable if the targets are reached), and maximum (maximum payout possible) award levels are provided for each award. Additional information on these awards can be found under the Cash Incentive Award and Equity Incentive Award sections in our Compensation Discussion and Analysis section in this Proxy Statement.

	Grants of Plan-Based Awards
	Plan	Grant Date / Date of Compensation Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards[1]
			Threshold at 50%	Target at 100%	Maximum at 200%	Threshold at 50%	Target at 100%	Maximum at 200%
Name			($)	($)	($)[2]	(#)	(#)	(#)	($)
Michael P. McMasters	2016 Cash Incentive Plan	2/22/2016	174,000	348,000	696,000
	2016-2018 Equity Incentive Plan	2/22/2016				4,032	8,063	16,126	730,840
Stephen C. Thompson	2016 Cash Incentive Plan	2/22/2016	51,000	102,000	204,000
	2016-2018 Equity Incentive Plan	2/22/2016				1,576	3,151	6,302	285,616
Beth W. Cooper	2016 Cash Incentive Plan	2/22/2016	46,500	93,000	186,000
	2016-2018 Equity Incentive Plan	2/22/2016				1,437	2,873	5,746	260,414
Elaine B. Bittner	2016 Cash Incentive Plan	2/22/2016	45,750	91,500	183,000
	2016-2018 Equity Incentive Plan	2/22/2016				1,413	2,827	5,653	256,214
Jeffry M. Householder	2016 Cash Incentive Plan	2/22/2016	45,750	91,500	183,000
	2016-2018 Equity Incentive Plan	2/22/2016				1,413	2,827	5,653	256,214
(1)    For the 2016-2018 performance period, the Company calculated the aggregate grant date fair value of the performance-based equity incentive awards based on the estimated compensation costs on the grant date. We estimated that 150 percent of the Growth in Long-Term Earnings component and 100 percent of the Earnings Performance component are likely to be earned. These equity incentive awards have been recorded at the grant date fair value of $64.00 per share, which is based on the closing price on February 22, 2016, the grant date. The Company also evaluated the likelihood of earning the Shareholder Return component for this performance period. We first determined the aggregate fair value of the award using a Black-Scholes model. The Company’s total shareholder return was then compared to the Performance Peer Group using a Monte Carlo stock simulation. The Monte Carlo stock simulation estimated a percentile ranking for the Shareholder Return component of greater than 65 percent, representing a 150 percent payout. For the 2016-2018 performance period, the performance share fair value of $76.98 was generated from the Black-Scholes model and used to calculate the aggregate grant date value of this component of the award. The number of actual performance shares earned will range from 0 to 200 percent of the target performance shares depending on actual performance as compared to the performance goals.
(2)    For the 2016 cash incentive award, each of the named executive officers had the opportunity to earn a maximum of 200% of the target for the non-financial and financial components.

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 45

Outstanding Equity Incentive Awards

In February 2016 and January 2015, the Compensation Committee granted performance shares to Messrs. McMasters, Thompson and Householder and Mmes. Cooper and Bittner for the 2016-2018 and 2015-2017 performance periods. Shares granted for the 2016-2018 and 2015-2017 performance period were outstanding at December 31, 2016. No awards have been transferred. Please refer to the Equity Incentive Awards and Outstanding Equity Awards (in the Compensation Discussion and Analysis) sections in this Proxy Statement for details on these awards.
The following table shows outstanding equity awards for each named executive officer at December 31, 2016.

Named Executive Officer	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(2)
	(#)	($)
Michael P. McMasters	27,400	1,834,430
Stephen C. Thompson	11,524	771,532
Beth W. Cooper	10,437	698,757
Elaine B. Bittner	9,767	653,901
Jeffry M. Householder	10,115	677,199

(1)
The share amount shown represents the maximum award levels at 200% for the 2016-2018 performance period and are as follows: Mr. McMasters 16,126; Mr. Thompson 6,302; Ms. Cooper 5,746; Ms. Bittner 5,653; and Mr. Householder 5,653. The amount shown represents the maximum award levels at 150% for the 2015-2017 performance period and are as follows: Mr. McMasters 11,274; Mr. Thompson 5,222; Ms. Cooper 4,691; Ms. Bittner 4,114; and Mr. Householder 4,462. The number of actual performance shares to be earned will depend on the actual performance for the applicable performance period.

(2)
The market value represents the unearned shares multiplied by $66.95, the closing market price per share of the Company’s common stock on December 30, 2016. These shares will be earned to the extent that certain performance targets are achieved for the award periods January 1, 2015 through December 31, 2017 and January 1, 2016 through December 31, 2018. Award levels for the 2016-2018 performance period are shown in the Grants of Plan-Based Awards Table.

Pension Plans

We maintain two defined benefit pension plans that include named executive officers as provided below. Both plans were frozen effective January 1, 2005. On that date all benefits became fully vested and no further benefit accruals have occurred.

•
The Pension Plan is a tax qualified plan that was formerly available to all eligible employees and provides benefits based on a formula that yields a monthly amount payable over the participant’s life. Benefits from the Pension Plan are paid from the Pension Plan’s trust, which is funded solely by the Company. Messrs. McMasters and Thompson and Ms. Cooper have vested benefits in the Pension Plan.

•
The Pension SERP provides benefits based on the Pension Plan formula applied to compensation and benefits in excess of IRS limits. The Pension SERP is unfunded, but is required to be funded in the event of a change in control of the Company. Messrs. McMasters and Thompson have vested benefits in the Pension SERP.

The following table shows the present value of accumulated benefits that named executive officers are entitled to under the Pension Plan and Pension SERP:

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefits(2) ($)	Payments During the Last Fiscal Year ($)
Michael P. McMasters(3)	Pension Plan	25	770,219	0
	Pension SERP	25	201,272	0
Stephen C. Thompson(3)	Pension Plan	24	656,297	0
	Pension SERP	24	177,457	0
Beth W. Cooper(3)	Pension Plan	17	149,621	0

(1)
Number of years of service equals total service from date of employment until the plans were frozen. Additionally, on December 31, 2004, in conjunction with the freezing of the Pension Plan and the Pension SERP, each employee participating in such plans was credited with an additional two years of service. Since the Plans are now frozen, service and compensation on or after January 1, 2005 will not affect the benefits available to any participant. Due to the additional two years of credited service, the monthly accrued benefit payable at normal retirement age from the Pension Plan increased as follows: Mr. McMasters, $522; Mr. Thompson, $520; and Ms. Cooper, $236. The monthly accrued benefits at normal retirement age under the Pension SERP increased as follows: Mr. McMasters, $130 and Mr. Thompson, $117.

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 46

(2)
Actuarial present value is based on assumptions and methods used to calculate the benefit obligation under standards established by the Financial Accounting Standards Board (see Note 16 “Employee Benefit Plans” in our 2016 Annual Report on Form 10-K for further details), including:

•	Discount rate equal to 3.75% as of December 31, 2016;

•	Mortality rates based on the RP-2014 Mortality Table (adjusted to 2006) with MP-2016 Mortality Improvement Scale;

•	Long-term rate of return on Pension Plan assets equal to 6.0%;

•	Annuity at normal retirement (age 65) except for Mr. McMasters’ Pension SERP which assumes a lump sum payment at age 65; and

•
Final Average Earnings equal the average of Adjusted W-2 Earnings during the highest 60 consecutive months taken from the last 120 months before December 31, 2004, when the Plans were frozen. Adjusted W-2 Earnings are comprised of W-2 compensation, less performance-based share awards, plus salary deferrals, less fringe benefits. The Internal Revenue Code places limits on annual benefit amounts and annual compensation that can be considered under the Pension Plan; the Pension SERP provides the executive with a benefit as if the limits did not exist. Final Average Earnings used to compute the benefit amounts were as follows: Mr. McMasters $293,565; Mr. Thompson $273,815; and Ms. Cooper $116,342. The annual benefits that may be paid and the amount of annual compensation that will be considered in connection with the Pension SERP are based on IRS limitations for 2004 which are $165,000 and $205,000, respectively.

(3)
Mr. McMasters’ early retirement benefits under the Pension Plan and Pension SERP are $4,045 and $1,004 per month, respectively. Mr. Thompson’s early retirement benefits under the Pension Plan and Pension SERP are $3,392 and $765, respectively. Ms. Cooper is not eligible for early retirement under either plan.

Under the Pension Plan and Pension SERP, participants are entitled to receive benefits at the normal retirement age of 65, based upon Final Average Earnings (defined in footnote 2 above) and credited years of service (described in footnote 1 above). The Pension Plan provides a benefit up to the IRS limits and the Pension SERP provides a benefit for additional amounts that would have been earned if the IRS limits did not exist. The accrued monthly benefit for each named executive officer is determined by calculating one-twelfth of the annual amount of (i) plus (ii), multiplied by (iii):

(i)	1.3 percent of the Final Average Earnings

(ii)	0.625 percent of the Final Average Earnings in excess of Covered Compensation, as defined by the IRS

(iii)	Credited years of service (but not more than 35 years)

A participant may elect to receive a reduced early retirement benefit beginning at age 55. The early retirement benefit equals the normal retirement benefit reduced by one-fifteenth for each of the first five years, and one-thirtieth for each of the next five years by which the annuity start date precedes the normal retirement date.
For the Pension Plan, the normal form of benefit for a married employee is a joint and survivor annuity. The normal form of benefit for a single employee is a life annuity. Other forms of benefits may be elected, including a lump sum payment. Benefits under the qualified Pension Plan and Pension SERP are not subject to any deduction for Social Security or other offset amounts. The Pension Plan and Pension SERP also include provisions for benefits that the participant’s beneficiary or spouse would be entitled to in the event of death or disability.

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CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 47

Non-Qualified Deferred Compensation

Effective January 1, 2014, we merged two plans (the Deferred Compensation Plan and the Chesapeake Utilities Corporation Supplemental Executive Retirement Savings Plan) into the Non-Qualified Deferred Compensation Plan. Prior to January 1, 2014, the plans were informally funded in separate Rabbi Trusts. Upon the merger of the plans, the assets, which are still informally funded, were combined in the same Rabbi Trust. The Non-Qualified Deferred Compensation Plan allows the named executive officers to defer:

•
Any percentage of their performance-based stock awards (except for required withholdings). Additionally, non-management directors could elect to defer any percentage of their stock retainers. Participants are entitled to deferred stock units on the deferred performance-based shares and stock retainers. Dividends are paid on the deferred stock units in the same proportion and amount as dividends on the Company’s common stock. These dividends are then reinvested into additional deferred stock units. When distributed to participants, the deferred stock units will be settled on a one-for-one basis in shares of the Company’s common stock. Deferrals of performance-based stock awards are not eligible for Company matching contributions.

•
A specified percentage (up to 80%) of their eligible cash compensation to the Non-Qualified Deferred Compensation Plan. Additionally, non-management directors could elect to defer any percentage of their cash retainer. The Company matches named executive officer deferrals (up to 6% of eligible compensation) provided there is no duplication of matching in the qualified 401(k) Retirement Savings Plan. The Company may also make discretionary contributions to the named executive officers. Discretionary contributions are made to the applicable named executive officer during the years a discretionary contribution was made to the qualified 401(k) Retirement Savings Plan, for compensation that exceeds the IRS limits applicable to the qualified plan. Participants may allocate their deferrals and the Company’s contributions among the same mutual fund choices available to all employees under the Company’s qualified 401(k) Retirement Savings Plan. The deferred compensation will earn the applicable investment return(s) or loss(es) that they would have earned if the dollars had actually been invested in the funds.

The Non-Qualified Deferred Compensation Plan is required to comply with Internal Revenue Code Section 409A and procedures established by the Compensation Committee. The requirements include advance elections of deferral amounts. Additionally, participants must select a distribution date and form of distribution at the time of the deferral election. Distributions can be made in a single payment or in annual installments over 2-15 years (prior to January 1, 2014, installments were allowed over 5 or 10 years). The named executive officers will not be entitled to receive any payments until six months after his or her date of separation, except under certain circumstances. Payments to the participant may be accelerated in the event of death, disability, change in control, or an unforeseeable emergency. Participants will be individually responsible for any tax obligations related to deferring compensation under the Non-Qualified Deferred Compensation Plan. Distributions of deferrals of cash compensation will be paid in cash, while distributions of deferred stock units will be paid in common stock.
All of the named executive officers participated in the Non-Qualified Deferred Compensation Plan. The following table reflects the aggregate balance of non-qualified deferred compensation for each named executive officer.

	Non-qualified Deferred Compensation for the 2016 Fiscal Year
	Executive Deferrals in 2016 ($)	Registrant Contributions in 2016(1) ($)	Aggregate Earnings in 2016(2)(3) ($)	Aggregate Withdrawals/ Distributions in 2016 ($)	Aggregate Balance at December 31, 2016 ($)
Michael P. McMasters	38,466	45,061	567,926	(3,222)	3,690,903
Stephen C. Thompson	46,167	22,951	64,273	0	738,935
Beth W. Cooper	141,938	18,820	185,594	0	1,374,076
Elaine B. Bittner	96,236	15,967	50,947	0	508,884
Jeffry M. Householder	305,998	23,220	57,329	0	813,096
(1) The Registrant Contributions in 2016 column represents the Company’s matching and supplemental contributions associated with the Non-Qualified Deferred Compensation Plan. These dollars are included in the All Other Compensation column of the Summary Compensation Table.

(2)
The investment options available under the Non-Qualified Deferred Compensation Plan are the same that are available to all employees under the qualified 401(k) Retirement Savings Plan. Accordingly, these amounts are not considered above-market or preferential earnings for purposes of, and are not included in, the 2016 Summary Compensation Table.

(3)	Dividends on deferred stock units in the Non-Qualified Deferred Compensation Plan are paid at the same rate as dividends on shares of the Company’s common stock.

Those amounts, as well as similar awards reported in the Summary Compensation Tables in prior years and matching contributions into the Company’s Non-Qualified Deferred Compensation Plan previously reported in the Summary Compensation Tables in prior years under All Other Compensation, are included in the Aggregate Balance at December 31, 2016 column and quantified below:

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 48

Name	Amount included in both Non-Qualified Deferred Compensation Table and Summary Compensation Table ($)	Amount included in both Non-Qualified Deferred Compensation Table and previously reported in Prior Years’ Summary Compensation Tables ($)
Michael P. McMasters	83,527	1,086,106
Stephen C. Thompson	69,118	382,433
Beth W. Cooper	160,758	897,414
Elaine B. Bittner	112,203	234,750
Jeffry M. Householder	329,218	315,595
Termination Provisions

The Company has entered into employment agreements with all of its named executive officers. The most recent extension of their agreements was in November 2015 when the Compensation Committee authorized an amendment for a two-year extension of the employment agreements for Messrs. McMasters and Thompson and Mmes. Cooper and Bittner. Additionally, Mr. Householder entered into an employment agreement effective January 1, 2015 that is substantially the same as the employment agreements of the other named executive officers. These new employment agreements supersede and replace the previous employment agreements and amendments. All of the employment agreements provide for certain benefits if a named executive officer’s employment with us is voluntarily or involuntarily terminated. The Compensation Committee has the option to renew each of the named executive officers’ employment agreement for successive one-year terms. Each employment agreement automatically extends for two years from the date of a “change in control”, which is specifically defined in the employment agreements.

Under the employment agreements, the named executive officers are entitled to participate in all bonus, incentive compensation and performance-based compensation plans; all profit-sharing, savings and retirement benefit plans; all insurance, medical, health and welfare plans; all vacation and other employee fringe benefit plans; and other similar policies, plans or arrangements of the Company, all on a basis that is commensurate with his or her position and no less favorable than those generally applicable or made available to the other named executive officers. Under the 2013 Equity Plan, each named executive officer is eligible for a target long-term equity-based incentive award as determined on an annual basis by the Board or Compensation Committee, as applicable, in its discretion and in accordance with and subject to the terms of the 2013 Equity Plan. Under the 2015 Cash Plan each named executive officer is eligible for a target short-term cash incentive award, as determined on an annual basis by the Board or Compensation Committee, as applicable, in its discretion and in accordance with and subject to the terms of the 2015 Cash Plan.
Each of the named executive officer’s employment agreement contains a clawback provision. Under the clawback provision, all or any portion of an incentive award under the 2015 Cash Plan and 2013 Equity Plan or any future arrangement established by the Company is subject to repayment by the named executive officer, if the award was calculated based upon the achievement of certain financial results or other performance metrics that, in either case, were subsequently found to be materially inaccurate. If the Compensation Committee determines that the named executive officer engaged in misconduct, malfeasance or gross negligence in the performance of his or her duties that either caused or significantly contributed to the material inaccuracy in financial statements or other performance metrics, there is no time limit on this right of recovery. In all other circumstances, the right of recovery is limited to one year after the date of payment of each award. The right of recovery of payments automatically terminates upon a change in control except with respect to any right of recovery that has been asserted prior to such change in control.
All of the employment agreements include covenants that protect our goodwill. These covenants are effective during the time that the named executive officer is employed with us and after termination of the agreement. These covenants relate to confidentiality of information; non-solicitation of employees; non-solicitation of third parties; non-competition; post-termination cooperation; and non-disparagement. The non-solicitation and non-competition covenants remain effective for one year after a named executive officer terminates employment with us. If the named executive officer resigns for reasons related to certain acts of the Company after a change in control, these covenants would remain effective for fifteen months after the resignation. Payments upon termination (described below) are subject to compliance with these provisions and the execution and delivery (and non-revocation) of a release of claims against the Company and its officers, directors, employees and affiliates. In the event that the named executive officers do not comply with the provisions or do not deliver a release of claims, then payments upon termination would cease and any unpaid amounts are forfeited.
Potential Payments Upon Termination or Death. If the Company terminates or elects to not renew a named executive officer’s employment agreement at the end of the term of the agreement for any reason other than “for cause,” as specifically defined in the employment agreements, or the named executive officer’s death, then the named executive officer is entitled to receive, as severance compensation, his or her then monthly base compensation for one year after the termination date. The named executive officer’s compensation may be decreased provided that the decrease is made on a good faith basis and with reasonable justification. Termination for any reason other than “for cause” can also be referred to as termination “without cause” and can be initiated by either the named executive officer or the Company. Generally, termination “without cause” can occur when the Company, acting in good faith, decreases a named executive officer’s position, compensation or benefits at which time the named executive officer may terminate his or her employment for “good

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 49

reason.” The reduction in compensation or benefits may not be related to a company-wide reduction. Termination “without cause” can also occur if the Company terminates the named executive officer for reasons not related to a crime involving moral turpitude, theft from the Company, violation of non-competition or confidentiality obligations, or, following a cure period, gross negligence in fulfilling his or her responsibilities. Based upon a hypothetical termination date of December 31, 2016, and assuming the termination is “without cause” the named executive officers (or his or her estate) would have received a severance benefit (described above) as follows: Michael P. McMasters $580,000; Stephen C. Thompson $340,000; Beth W. Cooper $310,000; Elaine B. Bittner $305,000; and Jeffry M. Householder $305,000.
Potential Payments Upon a Change in Control. The employment agreements include provisions that are designed to help retain the named executive officers in the event of a change in control of the Company. The Board believes that these provisions are appropriate to address the uncertainties and potential distractions resulting from any threatened or actual change in control. In accordance with the agreements, a change in control occurs upon one of several events involving the replacement of a majority of the members of our Board, the acquisition of ownership of our stock, or the acquisition of significant assets of the Company.
Under each named executive officer’s most recent employment agreement, if a named executive officer’s employment was terminated, after a change in control, by the named executive officer for “good reason” or by the Company “without cause,” as specifically defined in the employment agreement and as described herein, he or she would be entitled to receive, in addition to the sum of all accrued but unpaid amounts due, a single lump sum payment (provided such termination occurs within two years of a change in control) in cash based on the sum of the following:

•	Current monthly base compensation multiplied by 24 (multiplied by 36 for Mr. McMasters).

•	Average of the cash incentive awards paid over the prior three calendar years, multiplied by two (multiplied by three for Mr. McMasters).
Upon a change in control, each named executive officer’s monthly base compensation may increase by such amounts as the Board may determine from time to time based, in part, on an annual review of the named executive officers’ compensation and performance. In no event would a named executive officer’s base compensation be decreased. Each named executive officer would continue to receive health and other insurance benefits for the remainder of the term of his or her employment agreement. Under each named executive officer’s performance share agreements, in the event of a change in control, the executive immediately earns all unearned performance shares at the target level under the 2015-2017 and 2016-2018 agreements. In addition, each named executive officer would receive any benefits that he or she otherwise would have been entitled to receive under our 401(k) Plan and Non-Qualified Deferred Compensation Plan, as of the date of termination, although these benefits are not increased.
The total severance amount payable to a named executive officer following a change in control is capped at one dollar less than the amount that would be subject to Internal Revenue Code Section 280G. As a result, no excise tax would be levied nor would there be any loss of tax deductibility to the Company as a result of making the severance payment. If the severance as computed exceeds this limitation, the amount payable will be unilaterally reduced to the amount necessary to avoid exceeding the limitations under Internal Revenue Code Section 280G.
Based upon a hypothetical termination date of December 31, 2016, under the terms and conditions of the employment agreements, estimated payments or benefits in connection with a change in control, using $66.95, the closing market price per share of our common stock on December 30, 2016, the last business day of 2016, would have been as follows:

	Michael P. McMasters	Stephen C. Thompson	Beth W. Cooper	Elaine B. Bittner	Jeffry M. Householder
Base Salary (based upon severance multiple)	$1,740,000	$680,000	$620,000	$610,000	$610,000
Annual Cash Bonus (based upon severance multiple)[1]	$1,317,199	$332,080	$301,397	$257,451	$224,773
Healthcare and Other Insurance Benefits[2]	$54,081	$36,125	$36,216	$36,256	$25,561
Unpaid Equity Incentive Compensation[3]	$1,043,014	$444,012	$401,767	$372,912	$388,444
Total	$4,154,294	$1,492,218	$1,359,380	$1,276,618	$1,248,777
Reduced to Not Exceed the IRC 280G Limit[4]	$(58,217)	—	—	—	—
Net Amount Payable to Executive	$4,096,077	$1,492,218	$1,359,380	$1,276,618	$1,248,777

(1)
The average of the cash incentive awards under the 2015 Cash Plan (or any predecessor plan) for the years 2014, 2015, and 2016, multiplied by the respective severance multiple. In addition, each named executive officer is entitled to receive his or her applicable annual cash incentive award that was earned in 2016 as set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)
Based upon the expected healthcare cost per employee for 2017, as provided by the Company’s third-party administrator, as well as the term life insurance paid by the Company, and continued coverage for life, accidental death and dismemberment, and long-term disability insurance.

(3)	This represents the target awards under the 2015-2017 and 2016-2018 performance periods. The awards are valued at $66.95 per share, the year-end closing price.

(4)
The total severance amount payable to a named executive officer following a change in control is capped at one dollar less than the amount that would be subject to Internal Revenue Code Section 280G. Pursuant to Section 280G, this amount is calculated by multiplying three times the five-year average of the named executive officer’s W-2 compensation (or the period employed, if less).

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 50

Upon a change in control, each named executive officer would be entitled to receive the amounts deferred under the Non-Qualified Deferred Compensation Plan, in the form of a lump sum payment.
In accordance with the Treasury Regulations issued under Section 409A of the Internal Revenue Code, each named executive officer’s employment agreement provides that if a separation from service occurs: (i) within two years of a change in control, benefits will be paid in a lump sum, or (ii) more than two years after the change in control, the benefits will be paid in equal installments over a one year period. In addition, each employment agreement provides that benefits paid upon a separation from service will be subject to a six-month delay in the commencement of payment if required by Section 409A of the Internal Revenue Code. The named executive officer will pay the full amount for benefits extended during the six-month delay period (to be reimbursed by the Company with interest) if this delay provision applies.
EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2016, there were 736,033 shares reserved under the Company’s Dividend Reinvestment and Direct Stock Purchase Plan, 831,183 shares reserved for issuance under the Company’s Retirement Savings Plan, and 539,374 shares reserved for issuance under the Company’s 2013 Equity Plan.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Dianna F. Morgan, Chair, Dennis S. Hudson, III, and Calvert A. Morgan, Jr. serve as members of the Compensation Committee of the Board. Each member of the Compensation Committee is independent as required by the NYSE Listing Standards. No member of the Compensation Committee, at any time, has been employed by the Company, or been a participant in a related person transaction with the Company. There were no Compensation Committee interlocks or insider (employee) participation during 2016.

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CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 51

OTHER RELEVANT INFORMATION
Quorum

A quorum must be present in order for business to be conducted at the Annual Meeting. A quorum consists of a majority of the shares of common stock outstanding on our record date. Shares represented at the Meeting in person or by proxy will be counted in determining whether a quorum exists. If you abstain or withhold your vote, your shares will be treated as present and entitled to vote in determining the presence of a quorum. Broker non-votes will be counted as present at the Meeting for quorum purposes, but not voted. The Company’s Inspector of Elections will tabulate the votes and determine whether a quorum is present.
Votes Required

The following votes are required for each proposal: (i) Election of Directors - directors are elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the Meeting. Withhold votes, abstentions, or broker non-votes will have no effect on the outcome; (ii) Amendment to the Company's Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock - this proposal will be adopted if a majority of the Company’s outstanding common stock present in person or represented by proxy and entitled to vote affirmatively votes in favor of this proposal. Abstentions will have the effect of votes cast "against" this proposal and broker non-votes will have no effect on the outcome of this proposal; (iii) Non-binding Advisory Vote on Executive Compensation - this is a non-binding advisory vote that the Board considers when making future executive compensation decisions. Broker non-votes will have no effect on the outcome. Abstentions have the same effect as a vote cast "against" this proposal; (iv) Non-binding Advisory Vote on the Frequency of Stockholder Advisory Votes to Approve Executive Compensation - this is a non-binding advisory vote that the Board considers when determining whether the Company should seek a non-binding advisory stockholder vote on executive compensation for our named executive officers every one, two or three years. Abstentions and broker non-votes will have no effect on the outcome of the advisory vote; and (v) Non-binding Advisory Vote to ratify the appointment of the Company’s Independent Registered Public Accounting Firm – this is a non-binding advisory vote that the Board considers when ratifying the appointment of its independent registered public accounting firm. Abstentions will have the same effect as a vote cast “against” this proposal.
Soliciting Proxies

The Company will pay all costs relating to the solicitation of proxies. We have hired Georgeson LLC, a proxy solicitation firm, to assist us in soliciting proxies for a fee of $9,000 plus reasonable expenses. Proxies may be solicited by our directors, officers and employees by personal interview, mail, telephone or e-mail. In addition, we may engage other consultants at our expense to solicit proxies. The Notice of Annual Meeting of Stockholders, this Proxy Statement, and the enclosed proxy card are being furnished to our stockholders on or about April 5, 2017.
Revoking a Proxy

You may revoke your proxy at any time before voting is declared closed at the Meeting by: (i) voting at the Meeting in person; (ii) executing and delivering a subsequent proxy; (iii) submitting another timely and later dated proxy by telephone or the internet; or (iv) delivering a written statement to the Corporate Secretary of the Company revoking the proxy.
Householding

Stockholders of record who have the same last name and address and who request paper copies of the proxy materials or Annual Report will receive only one copy of the proxy materials. Brokers and banks that hold our stock on your behalf may provide you with one copy of the proxy materials and Annual Report if the bank or broker is aware that more than one stockholder at your address have the same last name or they reasonably believe that the stockholders are members of the same family. If you receive a notice from your broker or bank stating that they intend to send only one copy of the proxy materials to your address, and members of your household do not object, then you will have consented to this arrangement. Stockholders of record that received one copy of the proxy statement or Annual Report as a result of householding may request to receive separate copies of these materials by contacting the Corporate Secretary at Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904 or (888) 742-5275. If your shares are held through a broker or bank, you should contact the broker or bank directly to request multiple copies of the proxy statement and Annual Report.

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 52

Stockholder Proposals

To be considered for inclusion in our proxy statement mailed in 2018, stockholder proposals must be received in writing at our principal executive offices on or before November 30, 2017. Stockholder proposals should be directed to the Corporate Secretary at Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904. A stockholder wishing to bring business before stockholders at the 2018 Annual Meeting must provide written notice to the Corporate Secretary. The notice must be received by the Company at its principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the 2017 Meeting. In the event that our annual meeting is more than 30 days before or more than 60 days after such anniversary date, you should refer to our Bylaws for specific requirements. In accordance with our Bylaws, a stockholder’s notice must include, among other things, a description of the business to be brought before the meeting, Ownership and Rights Information (as defined in our Bylaws), and any other information that would be required to be made in connection with the solicitation of proxies. A stockholder’s notice must also include a representation as to the accuracy of the information that is being provided. We have provided additional information on page 22 on the submission of stockholder proposals for director nominees.
Annual Report on Form 10-K

At your request, the Company will provide, without charge, a copy of our 2016 Annual Report to Shareholders which contains our Annual Report on Form 10-K for the year ended December 31, 2016. The Annual Report provides financial information to our stockholders. The Annual Report is not, and shall not be considered, “soliciting material,” or be “filed” with the SEC nor shall this information be subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. Please direct all written requests to the Corporate Secretary, Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904.
Information about Chesapeake Utilities Corporation

Information about Chesapeake Utilities Corporation and the Chesapeake family of businesses is available at www.chpk.com or through the Company's IR App. The IR App can be downloaded for free through the App Store on an iPhone or iPad, or Google Play on an Android mobile device by searching for Chesapeake Utilities Corporation.

CHESAPEAKE UTILITIES CORPORATION - 2017 Proxy Statement 53

CHESAPEAKE UTILITIES CORPORATION

IMPORTANT ANNUAL MEETING INFORMATION

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MR A SAMPLE
DESIGNATION (IF ANY)
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C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 2, 2017.

Vote by Internet

- Go to **www.investorvote.com/cpk**
- Or scan the QR code to the left with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees, FOR Proposal 2, FOR Proposal 3, a 1 YEAR frequency for Proposal 4, and FOR Proposal 5.

1. Election of Directors:

Nominee	For	Withhold
01 - Thomas J. Bresnan	☐	☐
02 - Ronald G. Forsythe, Jr.	☐	☐
03 - Dianna F. Morgan	☐	☐
04 - John R. Schimkaitis	☐	☐

Proposal	1 Year	2 Years	3 Years	Abstain
4. Cast a non-binding advisory vote on the frequency of stockholder advisory votes to approve the compensation of the Company's named executive officers.	☐	☐	☐	☐

Proposal	For	Against	Abstain
5. Cast a non-binding advisory vote to ratify the appointment of the Company's independent registered public accounting firm, Baker Tilly Virchow Krause, LLP.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 JNT

1UPX 3262301

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

02K0PE

Dear Stockholder: April 5, 2017

Chesapeake Utilities Corporation is holding its 2017 Annual Meeting of Stockholders on Wednesday, May 3rd at 9:00 a.m. Eastern Time in the Board Room, PNC Bank, N.A., 222 Delaware Avenue, Wilmington, Delaware. Formal Notice of the 2017 Annual Meeting of Stockholders and the Proxy Statement are enclosed with this document or have been made available to you electronically, and describe the matters that will be submitted to a vote of stockholders at the Meeting.

Your vote is very important and we encourage you to vote as soon as possible, even if you plan to attend the Meeting in person. If you are mailing your proxy card, please sign, date and mail the attached proxy in the envelope provided. Alternatively, you can also cast your vote electronically as described on the reverse side.

Thank you for your investment.

Sincerely

John R. Schimkaitis

JOHN R. SCHIMKAITIS
Chair of the Board

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

CHESAPEAKE UTILITIES CORPORATION

Proxy — Chesapeake Utilities Corporation

**909 SILVER LAKE BOULEVARD
DOVER, DELAWARE 19904**

**SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, MAY 3, 2017 AT 9:00 AM (EASTERN TIME) IN THE BOARD ROOM
PNC BANK, N.A.
222 DELAWARE AVENUE
WILMINGTON, DELAWARE 19801**

The undersigned stockholder hereby appoints John R. Schimkaitis and Michael P. McMasters and each one of them, with power of substitution and revocation, the proxies of the undersigned to vote all shares in the name of the undersigned on all matters set forth in the proxy statement and such other matters as may properly come before the Annual Meeting and at any adjourned meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 5, AND A 1 YEAR FREQUENCY FOR PROPOSAL 4.

The Board of Directors recommends a vote FOR Proposals 1, 2, 3 AND 5, AND A 1 YEAR FREQUENCY FOR PROPOSAL 4.

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE